Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Chart Industries, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Chart Industries, Inc. and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, equity, and cash flows, for each of the three years in the period ended December 31, 2025, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2026, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Sales-Contracts Recognized Over Time-Refer to Notes 2 and 4 to the financial statements

Critical Audit Matter Description

In certain contracts, the Company is engaged to engineer and build highly-customized products and systems. In these circumstances, the Company produces an asset with no alternative use and has a right to payment for performance completed to date. For these contracts, revenue is recognized as the Company satisfies the performance obligations computed using input methods such as costs incurred. Sales in 2025 were $4,264.0 million, of which $3,275.4 million was recognized over time. The costs incurred input method measures progress toward the satisfaction of the performance obligation by multiplying the transaction price of the performance obligation by the percentage of incurred costs as of the balance sheet date to the estimated total costs at completion.

We identified revenue recognized for in-process contracts recognized over time as a critical audit matter because of the judgments necessary for management to estimate total costs at completion used to recognize revenue for these contracts. Management’s estimates of total costs at completion are subjective in nature resulting in a higher degree of audit effort and judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to estimates of total costs at completion used to recognize revenue over time for in-process contracts included the following, among others:

•	We tested the effectiveness of controls over revenue contracts recognized over time, including management’s controls over the estimates of total costs at completion.

•	We selected a sample of in-process revenue contracts recognized over time and performed the following:

•	Tested the accuracy and completeness of the costs incurred to date.

•	Evaluated the estimates of total costs at completion by:

•	Comparing estimates of total costs at completion to the original project budget and understanding changes in estimates.

•

Testing the accuracy of the estimated costs at completion by selecting costs, vouching the costs to supplier contracts or other supporting documents, and evaluating whether the estimated costs are appropriate.

•

Evaluating management’s ability to achieve the estimates of total costs at completion by observing the project on site and performing corroborating inquiries with the Company’s project managers, engineers, and other relevant site personnel to understand the progress to date and the estimate of total costs at completion.

•	Comparing management’s expected margins for selected contracts to margins of similar completed contracts, when applicable.

•	We evaluated management’s ability to estimate total costs at completion accurately by comparing actual inputs to management’s historical estimates for contracts that have been fulfilled.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 27, 2026

We have served as the Company’s auditor since 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Chart Industries, Inc.

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Chart Industries, Inc. and subsidiaries (the “Company”) as of December 31, 2025, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2025, of the Company and our report dated February 27, 2026, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 27, 2026

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts)

	December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$366.0	$308.6
Accounts receivable, net	782.1	752.3
Inventories, net	572.3	490.5
Unbilled contract revenue	986.4	735.1
Other current assets	192.7	178.9

Total Current Assets	2,899.5	2,465.4
Property, plant and equipment, net	918.6	864.2
Goodwill	3,067.6	2,899.9
Identifiable intangible assets, net	2,511.7	2,540.6
Other assets	409.0	353.8

TOTAL ASSETS	$9,806.4	$9,123.9

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,236.5	$1,058.9
Customer advances and billings in excess of contract revenue	324.4	362.2
Accrued interest	104.6	110.4
Termination fee paid by Baker Hughes	258.0	—
Other current liabilities	205.1	258.3

Total Current Liabilities	2,128.6	1,789.8
Long-term debt	3,565.0	3,640.7
Deferred tax liabilities	553.7	544.9
Other long-term liabilities	183.4	153.3

Total Liabilities	6,430.7	6,128.7
Equity
Preferred stock, par value $0.01 per share, $1,000 aggregate liquidation preference - 10,000,000 shares authorized, 0 and 402,500 shares issued at December 31, 2025 and 2024, respectively	—	—
Common stock, par value $0.01 per share - 150,000,000 shares authorized, 48,557,490 and 45,657,062 shares issued at December 31, 2025 and 2024, respectively	0.5	0.5
Additional paid-in capital	1,902.1	1,889.3
Treasury stock; 760,782 shares at both December 31, 2025 and 2024	(19.3)	(19.3)
Retained earnings	1,127.0	1,113.4
Accumulated other comprehensive income (loss)	220.0	(155.1)

Total Chart Industries, Inc. Shareholders’ Equity	3,230.3	2,828.8

Noncontrolling interests	145.4	166.4

Total Equity	3,375.7	2,995.2

TOTAL LIABILITIES AND EQUITY	$9,806.4	$9,123.9

The accompanying notes are an integral part of these consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in millions)

	Year Ended December 31,
	2025	2024	2023
Sales	$4,264.0	$4,160.3	$3,352.5
Cost of sales	2,826.2	2,771.5	2,312.1

Gross profit	1,437.8	1,388.8	1,040.4
Selling, general and administrative expenses	619.1	547.4	486.3
Termination fee expense	266.0	—	—
Amortization expense	194.3	193.9	163.4

Operating expenses	1,079.4	741.3	649.7

Operating income	358.4	647.5	390.7
Acquisition related finance fees	—	—	26.1
Interest expense, net	307.8	328.5	289.1
Other expense, net	22.5	0.5	17.5

Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates, net	28.1	318.5	58.0
Income tax (benefit) expense, net	(10.4)	78.6	3.0

Income from continuing operations before equity in earnings of unconsolidated affiliates, net	38.5	239.9	55.0
Equity in earnings (loss) of unconsolidated affiliates, net	0.3	(3.6)	2.5

Net income from continuing operations	38.8	236.3	57.5
Loss from discontinued operations, net of tax	(1.6)	(3.5)	(0.6)

Net income	37.2	232.8	56.9
Less: (Loss) income attributable to noncontrolling interests of continuing operations, net of taxes	(3.5)	14.3	9.6

Net income attributable to Chart Industries, Inc.	$40.7	$218.5	$47.3

Amounts attributable to Chart common stockholders
Income from continuing operations	$42.3	$222.0	$47.9
Less: Mandatory convertible preferred stock dividend requirement	27.2	27.2	27.3

Income from continuing operations attributable to Chart	15.1	194.8	20.6
Loss from discontinued operations, net of tax	(1.6)	(3.5)	(0.6)

Net income attributable to Chart common stockholders	$13.5	$191.3	$20.0

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.33	$4.62	$0.49
Loss from discontinued operations	(0.03)	(0.08)	(0.01)

Net income attributable to Chart Industries, Inc.	$0.30	$4.54	$0.48

Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.33	$4.17	$0.44
Loss from discontinued operations	(0.03)	(0.07)	(0.01)

Net income attributable to Chart Industries, Inc.	$0.30	$4.10	$0.43

Weighted-average number of common shares outstanding:
Basic	45.10	42.15	41.97
Diluted	45.37	46.67	46.82

The accompanying notes are an integral part of these consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in millions)

	Year Ended December 31,
	2025	2024	2023
Net income	$37.2	$232.8	$56.9
Other comprehensive income (loss):
Foreign currency translation adjustments	361.4	(167.2)	63.7
Defined benefit pension plan:
Actuarial gain (loss) on remeasurement	8.0	(0.7)	5.8
Pension settlement	2.3	1.1	—
Pension liability adjustments	0.3	—	0.9

Defined benefit pension plan	10.6	0.4	6.7

Other comprehensive income (loss), before tax	372.0	(166.8)	70.4
Income tax benefit (expense) related to defined benefit pension plan	1.2	0.5	(1.6)

Other comprehensive income (loss), net of taxes	373.2	(166.3)	68.8

Comprehensive income	410.4	66.5	125.7
Less: Comprehensive loss (income) attributable to noncontrolling interests, net of taxes	5.4	(13.9)	(9.6)

Comprehensive income attributable to Chart Industries, Inc.	$415.8	$52.6	$116.1

The accompanying notes are an integral part of these consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2025	2024	2023
OPERATING ACTIVITIES
Net income	$37.2	$232.8	$56.9
Less: Loss from discontinued operations, net of tax	(1.6)	(3.5)	(0.6)

Income from continuing operations	38.8	236.3	57.5
Adjustments to reconcile net income to net cash provided by operating activities:
Bridge loan facility fees	—	—	26.1
Depreciation and amortization	281.3	269.9	231.1
Employee share-based compensation expense	17.2	18.9	12.6
Financing costs amortization	19.1	19.1	17.2
Unrealized foreign currency transaction loss (gain)	12.8	(16.7)	(3.8)
Deferred income tax benefit	(97.2)	(26.1)	(79.3)
Other non-cash operating activities	13.1	8.5	7.6
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2.4)	(14.5)	(76.5)
Inventories	(70.9)	54.9	20.8
Unbilled contract revenue	(219.2)	(267.7)	(166.0)
Prepaid expenses and other current assets	8.9	4.4	27.6
Accounts payable and other current liabilities	54.3	190.1	237.2
Customer advances and billings in excess of contract revenue	(56.1)	(4.0)	(58.2)
Termination fee paid by Baker Hughes	258.0	—	—
Long-term assets and liabilities	37.0	35.6	(19.1)

Net Cash Provided By Continuing Operating Activities	294.7	508.7	234.8
Net Cash Used In Discontinued Operating Activities	(2.0)	(5.7)	(67.6)

Net Cash Provided By Operating Activities	292.7	503.0	167.2
INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	—	(4,322.3)
Proceeds from sale of businesses, net of cash divested	—	—	474.8
Capital expenditures	(89.9)	(120.8)	(135.6)
Investments	(1.4)	(13.1)	(11.6)
Other investing activities	(2.3)	(4.9)	7.2

Net Cash Used In Continuing Investing Activities	(93.6)	(138.8)	(3,987.5)
Net Cash Used In Discontinued Investing Activities	—	(2.5)	(2.6)

Net Cash Used In Investing Activities	(93.6)	(141.3)	(3,990.1)

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2025	2024	2023
FINANCING ACTIVITIES
Borrowings on credit facilities	3,330.4	3,735.1	1,895.1
Repayments on credit facilities	(3,267.8)	(3,627.2)	(1,901.2)
Repayment of convertible notes	—	(258.7)	—
Borrowings on term loan	—	—	1,747.3
Repayments on term loan	(175.0)	(50.0)	(158.3)
Payments for debt issuance costs	(0.1)	(10.2)	(136.2)
Proceeds from issuance of common stock, net	—	—	11.7
Dividend distribution to noncontrolling interests	(6.2)	—	(12.2)
Dividends paid on mandatory convertible preferred stock	(27.2)	(27.2)	(27.3)
Other financing activities	(9.1)	(5.5)	(6.4)

Net Cash (Used in) Provided By Financing Activities	(155.0)	(243.7)	1,412.5
Effect of exchange rate changes on cash and cash equivalents	15.2	(8.6)	6.2

Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	59.3	109.4	(2,404.2)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	310.5	201.1	2,605.3

CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$369.8	$310.5	$201.1

(1)

Includes restricted cash and restricted cash equivalents of $3.8, $1.9 and $12.8 classified within other current assets on our consolidated balance sheets as of December 31, 2025, 2024 and 2023, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars and shares in millions)

	Common Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests	Total Shareholders’ Equity
Balance at December 31, 2022	42.56	$0.4	0.4	$—	$1,850.2	$(19.3)	$902.2	$(58.0)	$8.8	$2,684.3
Net income	—	—	—	—	—	—	47.3	—	9.6	56.9
Other comprehensive income	—	—	—	—	—	—	—	68.8	—	68.8
Common stock issuance, net of equity issuance costs	0.10	—	—	—	11.7	—	—	—	—	11.7
Share-based compensation expense	—	—	—	—	12.6	—	—	—	—	12.6
Common stock issued from share-based compensation plans	0.11	—	—	—	1.0	—	—	—	—	1.0
Common stock repurchases from share-based compensation plans	(0.02)	—	—	—	(3.0)	—	—	—	—	(3.0)
Preferred stock dividends	—	—	—	—	—	—	(27.3)	—	—	(27.3)
Purchase of noncontrolling interest	—	—	—	—	—	—	—	—	146.3	146.3
Dividend distribution to noncontrolling interest	—	—	—	—	—	—	—	—	(12.2)	(12.2)
Other	—	—	—	—	—	—	(0.1)	—	—	(0.1)

Balance at December 31, 2023	42.75	0.4	0.4	—	1,872.5	(19.3)	922.1	10.8	152.5	2,939.0
Net income	—	—	—	—	—	—	218.5	—	14.3	232.8
Other comprehensive income	—	—	—	—	—	—	—	(165.9)	(0.4)	(166.3)
Share-based compensation expense	—	—	—	—	18.9	—	—	—	—	18.9
Common stock issued from share-based compensation plans	0.10	—	—	—	1.4	—	—	—	—	1.4
Common stock repurchases from share-based compensation plans	(0.02)	—	—	—	(3.5)	—	—	—	—	(3.5)
Settlement of warrants	2.83	—	—	—	—	—	—	—	—	—
Settlement of convertible notes	2.34	—	—	—	—	—	—	—	—	—
Exercise of bond hedge	(2.34)	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	(27.2)	—	—	(27.2)
Other	—	0.1	—	—	—	—	—	—	—	0.1

Balance at December 31, 2024	45.66	0.5	0.4	—	1,889.3	(19.3)	1,113.4	(155.1)	166.4	2,995.2
Net income (loss)	—	—	—	—	—	—	40.7	—	(3.5)	37.2
Other comprehensive income (loss)	—	—	—	—	—	—	—	375.1	(1.9)	373.2
Share-based compensation expense	—	—	—	—	17.2	—	—	—	—	17.2
Common stock issued from share-based compensation plans	0.09	—	—	—	1.0	—	—	—	—	1.0
Common stock repurchases from share-based compensation plans	(0.03)	—	—	—	(5.4)	—	—	—	—	(5.4)
Preferred stock dividends	—	—	—	—	—	—	(27.2)	—	—	(27.2)
Dividend distribution to noncontrolling interests (1)	—	—	—	—	—	—	—	—	(15.7)	(15.7)
Stock conversion	2.84	—	(0.4)	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	0.1	—	0.1	0.2

Balance at December 31, 2025	48.56	$0.5	—	$—	$1,902.1	$(19.3)	$1,127.0	$220.0	$145.4	$3,375.7

(1)	Includes dividends payable to noncontrolling interests of $9.5 classified within other current liabilities on our consolidated balance sheet at December 31, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

NOTE 1 - Nature of Operations and Principles of Consolidation

Nature of Operations: Chart Industries, Inc. is a global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™—clean power, clean water, clean food, and clean industrials, regardless of molecule. The Company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair and from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to LNG, hydrogen, biogas and CO2 capture among other applications. Chart is committed to excellence in ESG issues both for its company as well as its customers. With 62 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe the Middle East, Africa and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities.

Proposed Merger with Baker Hughes Company: On July 28, 2025, Chart Industries, Inc., a Delaware corporation (“Chart”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Baker Hughes Company, a Delaware corporation (“Baker Hughes”), and Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Baker Hughes (“Merger Sub”). The Merger Agreement was unanimously approved by Chart’s board of directors (the “Chart Board”) after the Chart Board determined that the proposal received from Baker Hughes constituted a “Superior Chart Proposal” under the terms of its merger agreement with Flowserve. On October 6, 2025, Chart held a special meeting of its stockholders at which holders of Chart Common Stock approved the proposal to adopt the Merger Agreement. The completion of the Merger remains subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement.

Pursuant to the Merger Agreement, and subject to the terms and conditions described therein, Merger Sub will merge with and into Chart (the “Merger”), with Chart continuing as the surviving corporation and becoming a wholly owned subsidiary of Baker Hughes.

At the effective time of the Merger (the “Effective Time”), each share of common stock of Chart, par value $0.01 per share (“Chart Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Chart or its subsidiaries as treasury stock or otherwise, (ii) shares held by Baker Hughes or its subsidiaries, and (iii) shares as to which appraisal rights have been properly exercised and not withdrawn under Delaware law) will be converted automatically into the right to receive $210.00 in cash (the “Merger Consideration”), without interest and subject to any applicable withholding tax.

Pursuant to the Merger Agreement, each equity award of Chart granted under its equity plans or otherwise that is outstanding immediately prior to the Effective Time will be treated as follows: (i) each outstanding option to purchase shares of Chart Common Stock, whether vested or unvested, that has an exercise price per share less than the Merger Consideration will be cancelled and converted into the right to receive a cash payment equal to the product of (x) the excess of the Merger Consideration over the per-share exercise price of such option and (y) the number of shares subject to the option, and any stock option with an exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration; (ii) each outstanding restricted share unit granted prior to the date of the Merger Agreement, whether vested or unvested, will be converted into the right to receive the Merger Consideration in respect of the number of shares of Chart Common Stock underlying such award; and (iii) each outstanding performance stock unit (“PSU”) will vest as to a pro-rata portion of the award based on the portion of the performance period elapsed prior to the Effective Time, with the level of performance deemed to be satisfied at the greater of (x) the target level of performance applicable to such PSU and (y) the actual level of performance achieved as of immediately prior to the Effective Time (as reasonably determined by the Chart Board or the compensation committee thereof), and the vested portion of each PSU will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration for each vested share.

The Merger Agreement contains customary representations and warranties of each of Chart and Baker Hughes, which, in the case of Chart, are qualified by the confidential disclosures provided to Baker Hughes in connection with the Merger Agreement, as well as matters included in Chart’s reports filed with the Securities and Exchange Commission prior to the date of the Merger Agreement. Additionally, the Merger Agreement provides for customary

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

pre-closing covenants of each of Chart and Baker Hughes, including to cooperate and use reasonable best efforts with respect to seeking regulatory approvals (subject to certain specified limitations), and, in the case of Chart: (i) to conduct its business in the ordinary course (subject to certain exceptions); (ii) to hold a meeting of its stockholders to obtain the requisite stockholder approval contemplated by the Merger Agreement; (iii) not to solicit proposals relating to any alternative business combination transactions; and (iv) subject to certain exceptions, not to enter into any discussion concerning, or provide confidential information in connection with, any such alternative business combination transactions. In addition, with respect to the termination of the Flowserve Merger Agreement (as defined below) and the payment of the Flowserve Termination Payment (as defined below) to Flowserve (as defined below), Baker Hughes was required to pay $258 million of such Flowserve Termination Payment to Flowserve on Chart’s behalf (and Chart was required to pay the remaining $8 million portion thereof), which payments were made during the third quarter of 2025.

The completion of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) the approval by holders of Chart Common Stock of a proposal to adopt the Merger Agreement; (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other clearances, approvals and consents under certain applicable foreign antitrust and regulatory laws; (iii) the absence of governmental restraints or prohibitions preventing the consummation of the Merger; (iv) the representations and warranties of Chart and Baker Hughes being true and correct (subject to certain qualifications); (v) the performance in all material respects by the parties of their respective obligations under the Merger Agreement and (vi) the absence of any effect, change or event that has had a material adverse effect on Chart, subject to certain exceptions.

The Merger Agreement contains certain termination rights for the parties, including in the event that (i) the parties agree in writing to terminate the Merger Agreement, (ii) if the Merger is not consummated by the initial outside date of July 28, 2026 (as it may be extended, the “Outside Date”), which date will be automatically extended for two successive six-month periods if the only remaining conditions to closing are the receipt of required regulatory approvals, (iii) any legal restraint having the effect of prohibiting the consummation of the Merger shall have become final and nonappealable or (iv) the other party has breached its representations, warranties or covenants in the Merger Agreement, subject to certain qualifications.

The Merger Agreement provides that, upon termination of the Merger Agreement under certain specified circumstances, including by Baker Hughes due to a material breach by Chart or by either Chart or Baker Hughes because the Merger is not consummated by the Outside Date, in each case at a time when there was an offer or proposal for an alternative transaction with Chart prior to such termination and Chart enters into or consummates an alternative transaction within twelve (12) months following such date of termination, Chart will be required to pay to Baker Hughes a termination fee equal to $250 million in cash.

In addition, if the Merger Agreement is terminated under circumstances where such termination fee becomes payable by Chart, Chart will also be required to reimburse Baker Hughes for the portion of the Flowserve Termination Payment that Baker Hughes paid on Chart’s behalf in connection with the termination of the Flowserve Merger Agreement.

The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances related to the failure to obtain required antitrust or foreign investment law approvals, Baker Hughes shall pay to Chart a reverse termination fee equal to $500 million in cash.

Termination of Merger Agreement with Flowserve Corporation: On June 3, 2025, Chart entered into an Agreement and Plan of Merger with Flowserve Corporation, a New York corporation (“Flowserve”), Big Sur Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Flowserve, and Napa Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Flowserve (the “Flowserve Merger Agreement”).

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

On July 28, 2025, prior to entering into the Merger Agreement, Chart, Flowserve, Big Sur Merger Sub, Inc., and Napa Merger Sub LLC entered into a Termination Agreement, pursuant to which the parties agreed to terminate the Flowserve Merger Agreement (the “Termination Agreement”). Under the terms of the Termination Agreement, a termination payment of $266 million (the “Flowserve Termination Payment”) was paid in cash to Flowserve (of which, as noted above, $258 million was paid by Baker Hughes on Chart’s behalf and $8 million was paid by Chart). The Flowserve Termination Payment consists of the $250 million termination fee that is required to be paid to Flowserve under the Flowserve Merger Agreement plus an additional agreed upon amount of $16 million to reimburse Flowserve for certain expenses.

In accordance with the Termination Agreement, Chart had an obligation to pay Flowserve $266 million. Of this amount, $258 million was paid by Baker Hughes on Chart’s behalf, and $8 million was paid directly by Chart as previously mentioned. As a result, we recorded $266 million to termination fee expense within our consolidated statement of income for the year ended December 31, 2025. We recorded a corresponding liability of $258 million for termination fee paid by Baker Hughes Company within the consolidated balance sheet as of December 31, 2025.

In addition, the Termination Agreement provides for a mutual release of all claims related to or arising out of the Flowserve Merger Agreement and the transactions contemplated thereby, as well as a letter of intent between Chart and Flowserve to amend an existing supply agreement between them (or their affiliates) to extend the term and to expand the coverage thereof to include certain additional products of Flowserve during such term.

Howden Acquisition: On March 17, 2023, we completed the acquisition of Howden from affiliates of KPS Capital Partners (the “Howden Acquisition”). The acquisition purchase price was $4.4 billion, which we financed with proceeds from borrowings under our senior secured revolving credit facility and term loans due March 2030, common and preferred stock issuances and a private offering of secured notes and unsecured notes. Howden is a leading global provider of mission critical air and gas handling products providing service and support to customers around the world in highly diversified end markets and geographies. The combination of Chart and Howden is complementary and furthers our global leadership position in highly engineered process technologies and products serving the Nexus of Clean™.

Principles of Consolidation: The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Chart Industries, Inc. and its subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

NOTE 2 - Significant Accounting Policies

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. These estimates may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions based on a number of factors including the current macroeconomic conditions such as inflation and supply chain disruptions.

Cash, Cash Equivalents, Restricted Cash, and Restricted Cash Equivalents: We consider all investments with an initial maturity of three months or less when purchased to be cash equivalents. Restricted cash and restricted cash equivalents are included within other current assets as of December 31, 2025 and 2024 in the accompanying consolidated balance sheets. For further information regarding restricted cash and restricted cash equivalents balances, refer to Note 9, “Debt and Credit Arrangements.”

Accounts Receivable, Net of Allowances: Accounts receivable includes amounts billed and currently due from customers. The amounts due are stated at their net estimated realizable value. We maintain an allowance for credit losses to provide for the estimated amount of receivables that will not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and collateral to the extent applicable. In addition, we estimate expected credit losses based on historical loss information then adjust the estimates based on current, reasonable and supportable forecast economic conditions. Past-due trade receivable balances are written off when our internal collection efforts have been unsuccessful. As a practical expedient, we do not adjust the promised amount of consideration for the effects of a significant financing component when we expect, at contract inception, that the period between our transfer of a promised product or service to a customer and when the customer pays for that product or service will be one year or less. We do not typically include extended payment terms in our contracts with customers.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Inventories: Inventories are stated at the lower of cost or net realizable value with cost being determined by the first-in, first-out (“FIFO”) method. We determine inventory valuation reserves based on a combination of factors. In circumstances where we are aware of a specific problem in the valuation of a certain item, a specific reserve is recorded to reduce the item to its net realizable value. We also recognize reserves based on the actual usage in recent history and projected usage in the near-term.

Unbilled Contract Revenue: Unbilled contract revenue represents contract assets resulting from revenue recognized over time in excess of the amount billed to the customer and the amount billed to the customer is not just subject to the passage of time. Billing requirements vary by contract but are generally structured around the completion of certain milestones. These contract assets are generally classified as current.

Property, Plant and Equipment: Capital expenditures for property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major improvements that extend the useful life are capitalized. The cost of applicable assets is depreciated over their estimated useful lives. Depreciation is computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

Lessee Accounting: At lease inception, we determine if an arrangement is a lease and if it includes options to extend or terminate the lease if it is reasonably certain that the options will be exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term for operating leases. Operating leases are recognized as right-of-use (“ROU”) assets and are included within property, plant and equipment, net, and lease liabilities are included in other current liabilities and other long-term liabilities in our consolidated balance sheets. Finance leases are recognized as ROU assets and are included within other assets. They are then amortized over the lesser of the lease term or useful economic life of the underlying asset. Operating lease liabilities are included within other current liabilities and other liabilities on the consolidated balance sheets. Finance lease liabilities are included within other current liabilities and other liabilities. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized on the lease commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available on the lease commencement date in determining the present value of lease payments.

Lessor Accounting: Similar to lessee accounting, at lease inception we determine if an arrangement is a lease. The net investment of our lease receivables is measured at the commencement date as the present value of the lease payments not yet received. Operating leases are reported at cost as equipment leased to others within property, plant and equipment, net in our consolidated balance sheets and depreciated based on their useful lives on a straight-line basis. Sales from sales-type and operating leases are presented net of sales tax and other related taxes. Interest income is recognized over the lease term using the effective interest method and is classified as interest expense, net in our consolidated statements of income. Lease payments from operating leases are recorded as income on a straight-line basis over the lease term.

Long-lived Assets: We monitor our property, plant, equipment, and finite-lived intangible assets for impairment indicators on an ongoing basis. Assets are grouped and tested at the lowest level for which identifiable cash flows are available. If impairment indicators exist, we perform the required analysis and record impairment charges, if applicable. In conducting our analysis, we compare the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the undiscounted cash flows exceed the net book value, the long-lived assets are considered not to be impaired. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated from discounted future net cash flows (for assets held and used) or net realizable value (for assets held for sale). Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets. We amortize intangible assets that have finite lives over their estimated useful lives.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Goodwill and Indefinite-Lived Intangible Assets: Goodwill is recognized as the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed. We do not amortize goodwill or indefinite-lived intangible assets, but review them for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that an evaluation should be completed.

Goodwill is analyzed on a reporting unit basis. The reporting units are the same as our operating and reportable segments, which are as follows: Cryo Tank Solutions, Heat Transfer Systems, Specialty Products and Repair, Service & Leasing. We first evaluate qualitative factors, such as macroeconomic conditions and our overall financial performance to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. We then evaluate how significant each of the identified factors could be to the fair value or carrying amount of a reporting unit and weigh these factors in totality in forming a conclusion of whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount (the “Step 0 Test”). If we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the first step of the goodwill impairment test is not necessary. Otherwise, we would proceed to the first step of the goodwill impairment test.

Alternatively, we may also bypass the Step 0 Test and proceed directly to the first step of the goodwill impairment test. Under the first step (“Step 1”), we estimate the fair value of the reporting units by considering income and market approaches to develop fair value estimates, which are weighted to arrive at a fair value estimate for each reporting unit. With respect to the income approach, a model has been developed to estimate the fair value of each reporting unit. This fair value model incorporates estimates of future cash flows, estimates of allocations of certain assets and cash flows among reporting units, estimates of future growth rates and management’s judgment regarding the applicable discount rates to use to discount such estimates of cash flows. With respect to the market approach, a guideline company method is employed whereby pricing multiples are derived from companies with similar assets or businesses to estimate fair value of each reporting unit. If the fair value of the reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, then goodwill is not impaired and no further testing is required. However, if the fair value of the reporting unit is less than its carrying amount, the impairment charge is based on the excess of a reporting unit’s carrying amount over its fair value (i.e., we would measure the charge based on the result from Step 1).

In order to assess the reasonableness of the calculated fair values of the reporting units, we also compare the sum of the reporting units’ fair values to the market capitalization and calculate an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). We evaluate the control premium by comparing it to control premiums of recent comparable transactions. If the implied control premium is not reasonable in light of this assessment, we reevaluate the fair value estimates of the reporting units by adjusting the discount rates and other assumptions as necessary.

Changes to the assumptions and estimates used throughout the steps described above may result in a significantly different estimate of the fair value of the reporting units, which could result in a different assessment of the recoverability of goodwill and result in future impairment charges.

With respect to indefinite-lived intangible assets, we first evaluate relevant events and circumstances to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, in weighing all relevant events and circumstances in totality, we determine that it is more likely than not that an indefinite-lived intangible asset is not impaired, no further action is necessary. Otherwise, we would determine the fair value of indefinite-lived intangible assets and perform a quantitative impairment assessment by comparing the indefinite-lived intangible asset’s fair value to its carrying amount. We may bypass such a qualitative assessment and proceed directly to the quantitative assessment. We estimate the fair value of the indefinite-lived assets using the income approach. This may include the relief from royalty method or use of a model similar to the one described above related to goodwill which estimates the future cash flows attributed to the indefinite-lived intangible asset and then discounting these cash flows back to a present value. Under the relief from royalty method, fair value is estimated by discounting the royalty savings, as well as any tax benefits related to ownership to a present value. The fair value from either approach is compared to the carrying value and an impairment is recorded if the fair value is determined to be less than the carrying value.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Equity Method Investments: Investments, including certain of our joint ventures, where Chart has the ability to exercise significant influence over, but does not possess control, are accounted for using the equity method of accounting. Judgment regarding the level of influence over each investment includes considering key factors such as our ownership interest, our representation on the investee’s board of directors and participation in policy-making decisions. We recognize the equity method investee’s proportionate share of the earnings and losses and classify as equity in earnings of unconsolidated affiliates, net in our consolidated statements of income. We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. If a decline in the value of an equity method investment is determined to be other than temporary, an impairment loss is recognized in earnings for the amount by which the carrying amount of the investment exceeds its estimated fair value. Equity method investments are included within other assets in our consolidated balance sheets.

Investments in Equity Securities: We measure certain of our investments in equity securities where we have no significant influence and generally less than 20% ownership interest at fair value on a recurring basis according to the fair value hierarchy as defined below. We reassess measurement options for these investments on a quarterly basis. Mark-to-market fair value adjustments in these investments in equity securities are classified within other expense (income), net in our consolidated statements of income and comprehensive income. Investments in equity securities for which there is no readily determinable fair value are measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Investments in equity securities are included within other assets in our consolidated balance sheets.

Customer Advances and Billings in Excess of Contract Revenue: Our contract liabilities consist of advance customer payments, billings in excess of revenue recognized and deferred revenue. Our contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. We classify advance customer payments and billings in excess of revenue recognized as current. We classify deferred revenue as current or non-current based on the timing of when we expect to recognize revenue. The current portion of deferred revenue is included in customer advances and billings in excess of contract revenue in our consolidated balance sheets. Long-term deferred revenue is included in other long-term liabilities in our consolidated balance sheets.

Preferred Stock and Dividends: Preferred stock is evaluated to determine balance sheet classification, and all conversion and redemption features are evaluated for bifurcation treatment. Proceeds received net of issuance costs are recognized on the settlement date. Cash dividends become a liability once declared. Income available to common stockholders is computed by deducting from net income the dividends accumulated and earned during the period on cumulative preferred stock.

Financial Instruments: The fair values of cash equivalents, accounts receivable, accounts payable and short-term bank debt approximate their carrying amount because of the short maturity of these instruments.

To minimize credit risk from trade receivables, we review the financial condition of potential customers in relation to established credit requirements before sales credit is extended and monitor the financial condition and payment history of customers to help ensure timely collections and to minimize losses. Additionally, for certain domestic and foreign customers, we require advance payments, letters of credit, bankers’ acceptances, and other such guarantees of payment. Certain customers also require us to issue letters of credit or performance bonds, particularly in instances where advance payments are involved, as a condition of placing the order.

Fair Value Measurements: We measure our financial assets and liabilities at fair value on a recurring basis using a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies. The three levels of inputs used to measure fair value are as follows:

Level 1 - Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Level 3 - Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Derivative Financial Instruments: We utilize certain derivative financial instruments to enhance our ability to manage foreign currency risk that exists as part of ongoing business operations. Derivative instruments are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. We do not enter into contracts for speculative purposes nor are we a party to any leveraged derivative instrument. We are exposed to foreign currency exchange risk as a result of transactions in currencies other than the functional currency of certain subsidiaries. We utilize foreign currency forward purchase and sale contracts to manage the volatility associated with foreign currency transactions in the normal course of business. Contracts typically have maturities of less than one year. Principal currencies include the U.S. dollar, the euro, the Chinese yuan, the Czech koruna, the Australian dollar, the British pound, the Canadian dollar, the Indian rupee, the Chilean peso, and South African rand. Our foreign currency forward contracts do not qualify as hedges as defined by accounting guidance. Foreign currency forward contracts are measured at fair value and recorded on the consolidated balance sheets as other long-term liabilities, other current liabilities, other assets or other current assets. Changes in their fair value are recorded in the consolidated statements of income within other expense (income), net. Our foreign currency forward contracts are not exchange traded instruments and, accordingly, the valuation is performed using Level 2 inputs as defined above. Gains or losses on settled or expired contracts are recorded in the consolidated statements of income as foreign currency gains or losses.

We enter into a combination of cross-currency swaps and foreign exchange collars as a net investment hedge of our investments in certain international subsidiaries that use the euro as their functional currency in order to reduce the volatility caused by changes in exchange rates. Our cross-currency swaps and foreign exchange collars are measured at fair value and recorded on the consolidated balance sheets within other assets or other long-term liabilities. Changes in fair value are recorded as foreign currency translation adjustments within accumulated other comprehensive loss. See Note 9, “Debt and Credit Arrangements,” for further information regarding the cross-currency swaps and foreign exchange collars.

Our derivative contracts are subject to master netting arrangements or agreements between the Company and each counterparty for the net settlement of all contracts through a single payment in a single currency in the event of a default or termination of any one contract with that certain counterparty. It is our practice to recognize the gross amounts in the consolidated balance sheets.

Business Combinations: We account for business combinations in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations.” We recognize and measure identifiable assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair value of the net assets acquired, including identifiable intangible assets, is assigned to goodwill. As additional information becomes available, we may further revise the preliminary acquisition consideration allocation during the remainder of the measurement period, which shall not exceed twelve months from the closing of the acquisition.

Identifiable finite-lived intangible assets generally consist of customer relationships, unpatented technology, patents and trademarks and trade names and are amortized over their estimated useful lives which generally range from 2 to 15 years. Identifiable indefinite-lived intangible assets generally consist of trademarks and trade names and are subject to impairment testing on at least an annual basis. We estimate the fair value of identifiable intangible assets under income approaches where the fair value models incorporate estimates of future cash flows, estimates of allocations of certain assets and cash flows, estimates of future growth rates, and management’s judgment regarding the applicable discount rates to use to discount such estimates of cash flows. As such, acquisitions are classified as Level 3 fair value hierarchy measurements and disclosures.

We expense transaction related costs, including legal, consulting, accounting and other costs, in the periods in which the costs are incurred.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Revenue Recognition: Revenue is recognized when (or as) we satisfy performance obligations by transferring a promised good or service to a customer. A contract with a customer exists when there is commitment and approval from both parties involved, the rights of the parties are identified, payment terms are defined, the contract has commercial substance, and collectability of consideration is probable. An asset is transferred to a customer when, or as, the customer obtains control over that asset. In most contracts, the transaction price includes both fixed and variable consideration. The variable consideration contained within our contracts with customers includes discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties and other similar items. When the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is expected, at contract inception, to be one year or less, we do not adjust for the effects of a significant financing component. When a contract includes variable consideration, we evaluate the estimate of the variable consideration and determine whether the estimate needs to be constrained; therefore, we include the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration estimates are updated at each reporting date. When a contract includes multiple performance obligations, the transaction price is allocated among the performance obligations based upon the stand alone selling prices.

In certain contracts, we are engaged to engineer and build highly-customized products and systems. In these circumstances, we produce an asset with no alternative use and have a right to payment for performance completed to date. For these contracts, revenue is recognized as we satisfy the performance obligations computed using input methods such as costs incurred. Input methods recognize revenue on the basis of the entity’s efforts or inputs to the satisfaction of a performance obligation relative to the total expected inputs to the satisfaction of that performance obligation. The costs incurred input method measures progress toward the satisfaction of the performance obligation by multiplying the transaction price of the performance obligation by the percentage of incurred costs as of the balance sheet date to the total estimated costs at completion after giving effect to the most current estimates. Revisions to estimated cost to complete that result from inefficiencies in our performance that were not expected in the pricing of the contract are expensed in the period in which these inefficiencies become known. Contract modifications can change a contract’s scope, price, or both. Approved contract modifications are accounted for as either a separate contract or as part of the existing contract depending on the nature of the modification.

Where contracts do not meet the over time recognition requirements, the company recognizes revenue at a point in time. For these contracts, revenue is recognized when we satisfy our performance obligation to the customer. The specific point in time when control transfers depends on the contract with the customer, contract terms that provide for a present obligation to pay, physical possession, legal title, risk and rewards of ownership, acceptance of the asset, and bill-and-hold arrangements may impact the point in time when control transfers to the customer. We recognize revenue under bill-and-hold arrangements when control transfers and the reason for the arrangement is substantive, the product is separately identified as belonging to the customer, the product is ready for physical transfer and we do not have the ability to use the product or direct it to another customer.

Incremental contract costs are expensed when incurred when the amortization period of the asset that would have been recognized is one year or less; otherwise, incremental contract costs are recognized as an asset and amortized over time as promised goods and services are transferred to a customer. When losses are expected to be incurred on a contract, we recognize the entire anticipated loss in the accounting period when the loss becomes evident. The loss is recognized when the current estimate of the consideration we expect to receive, modified to include unconstrained variable consideration instead of constrained variable consideration, is less than the current estimate of total costs for the contract.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction that are collected by us from a customer, are excluded from revenue.

Shipping and handling fee revenues and the related expenses are reported as fulfillment revenues and expenses for all customers. Shipping and handling costs associated with outbound freight are accounted for as fulfillment costs and are included in cost of sales. Amounts billed to customers for shipping are classified as sales, and the related costs are classified as cost of sales on the consolidated statements of income.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Cost of Sales: Manufacturing expenses associated with sales are included in cost of sales. Cost of sales includes all materials, direct and indirect labor, inbound freight, purchasing and receiving, inspection, internal transfers, and distribution and warehousing of inventory. In addition, shop supplies, facility maintenance costs, manufacturing engineering, project management, and depreciation expense for assets used in the manufacturing process are included in cost of sales on the consolidated statements of income.

Selling, General and Administrative (“SG&A”) Expenses: SG&A expenses include selling, marketing, customer service, product management and other administrative expenses not directly supporting the manufacturing process, as well as depreciation expense associated with non-manufacturing assets. In addition, SG&A expenses include corporate operating expenses for executive management, accounting, tax, treasury, corporate development, human resources, information technology, investor relations, legal, internal audit and risk management.

Amortization Expense: Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives, which vary depending on the type of intangible assets. In determining the estimated useful lives of finite-lived intangible assets, we consider the nature, competitive position, life cycle and historical and expected future operating cash flows of each acquired assets.

Research and Development Costs: We incurred research and development costs of $41.9, $38.3, and $23.3 for the years ended December 31, 2025, 2024, and 2023, respectively. Such costs are expensed as incurred and included in SG&A expenses in the consolidated statements of income.

Foreign Currency Translation: The functional currency for the majority of our foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for asset and liability accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The resulting translation adjustments are recorded as a component of other comprehensive (loss) income in the consolidated statements of comprehensive income. Certain of our foreign entities remeasure from local to functional currencies, which is then translated to the reporting currency of the Company. Remeasurement from local to functional currencies is included in cost of sales or other expense (income), net in the consolidated statements of income. Gains or losses resulting from foreign currency transactions are charged to other expense (income), net in the consolidated statements of income as incurred.

Income Taxes: The Company and its U.S. subsidiaries file a consolidated federal income tax return. Deferred income taxes are provided for temporary differences between financial reporting and the consolidated tax return in accordance with the liability method. A valuation allowance is provided against net deferred tax assets when conditions indicate that it is more likely than not that the benefit related to such assets will not be realized. In assessing the need for a valuation allowance against deferred tax assets, we consider all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, the valuation allowance will be adjusted with a corresponding impact to the provision for income taxes in the period in which such determination is made.

We utilize a two-step approach for the recognition and measurement of uncertain tax positions. The first step is to evaluate the tax position and determine whether it is more likely than not that the position will be sustained upon examination by tax authorities. The second step is to measure the tax benefit as the largest amount that is more likely than not of being realized upon settlement.

Interest and penalties related to income taxes are accounted for as income tax expense in the consolidated statements of income.

We are subjected to a tax on Global Intangible Low Taxed Income (“GILTI”), which we record as a period cost as incurred.

Share-based Compensation: We measure share-based compensation expense for share-based payments to employees and directors, including grants of employee stock options, restricted stock, restricted share units and performance units based on the grant-date fair value. The fair value of stock options is calculated using the Black-Scholes pricing model and is recognized on an accelerated basis over the vesting period. The grant-date fair value

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

calculation under the Black-Scholes pricing model requires the use of variables such as exercise term of the option, future volatility, dividend yield, and risk-free interest rate. The fair value of restricted stock and restricted share units is based on Chart’s market price on the date of grant and is generally recognized on an accelerated basis over the vesting period. The fair value of performance units is based on Chart’s market price on the date of grant and pre-determined performance and market conditions as determined by the Compensation Committee of the Board of Directors and is recognized on a straight-line basis over the performance measurement period based on the probability that the performance and market conditions will be achieved. We reassess the vesting probability of performance units each reporting period and adjust share-based compensation expense based on our probability assessment. Share-based compensation expense for all awards considers estimated forfeitures.

During the year, we may repurchase shares of common stock from equity plan participants to satisfy tax withholding obligations relating to the vesting or payment of equity awards. All such repurchased shares are retired in the period in which the repurchases occur.

Defined Benefit Pension Plans: We sponsor multiple defined benefit pension plans. The funded status is measured as the difference between the fair value of the plan assets and the projected benefit obligation. The change in the funded status of the plan is recognized in the year in which the change occurs through accumulated other comprehensive (loss) income. Our funding policy is to contribute at least the minimum funding amounts required by law. Management has chosen policies according to accounting guidance that allow the use of a calculated value of plan assets, which generally reduces the volatility of expense (income) from changes in pension liability discount rates and the performance of the pension plans’ assets.

Recently Adopted Accounting Standards: In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this update enhance the transparency and decision usefulness of income tax disclosures. This update enhances the rate reconciliation by requiring disclosure of specific categories and additional information for reconciling items that meet a quantitative threshold. The update also requires enhanced annual disclosures related to income taxes paid, income from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign, and income tax expense (or benefit) from continuing operations disaggregated by federal (national), state, and foreign. The amendments are effective for fiscal years beginning after December 15, 2024. We have adopted this ASU effective January 1, 2025 and applied the amendments on a prospective basis.

Recently Issued Accounting Standards (Not Yet Adopted): In December 2025, the FASB issued ASU No. 2025-10, “Accounting for Government Grants”, which adds guidance to ASC 832 on the recognition, measurement, and presentation of government grants. The amendments in this update are effective for fiscal years beginning after December 15, 2028, and interim reporting periods within those annual reporting periods. The updates required by this standard are to be applied either by a modified prospective approach, modified retrospective approach, or a full retrospective approach. We are currently assessing the effect this ASU will have on our financial position, results of operations, and disclosures.

In September 2025, the FASB issued ASU No. 2025-07, “Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606)”, which refines the scope of the guidance on derivatives in ASC 815 and clarifies the guidance on share-based payments from a customer in ASC 606. The amendments in this update are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The updates required by this standard are to be applied prospectively with the option for retrospective application. We are currently assessing the effect this ASU will have on our financial position, results of operations, and disclosures.

In September 2025, the FASB issued ASU No. 2025-06, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40)”, which provides guidance to clarify and modernize the accounting for costs related to internal-use software. The guidance removes references to project stages throughout ASC 350-40 and clarifies the threshold entities apply to begin capitalizing costs. Additionally, the guidance specifies that the property, plant and equipment disclosure requirements under ASC 360-10 apply to capitalized software costs accounted for under ASC 350-40, regardless of how those costs are presented in the financial statements. The amendments in this update are

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

effective for fiscal years beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. The updates required by this standard are to be applied prospectively with the option for retrospective application. We are currently assessing the effect this ASU will have on our financial position, results of operations, and disclosures.

In July 2025, the FASB issued ASU No. 2025-05, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”, which introduces a practical expedient for the application of the current expected credit loss model to current accounts receivable and contract assets. The amendments in this update are effective for fiscal years beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The updates required by this standard are to be applied prospectively. We are currently assessing the effect this ASU will have on our financial position, results of operations, and disclosures, and do not expect a material impact.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, which is intended to improve expense disclosures, primarily by requiring disclosure of disaggregated information about certain income statement expense line items on an annual and interim basis. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The updates required by this standard are to be applied prospectively with the option for retrospective application. We are currently assessing the effect this ASU will have on our disclosures.

NOTE 3 - Segment and Geographic Information

We have four reportable segments which reflect the manner in which our chief operating decision maker (“CODM”) reviews results and allocates resources. Each segment is organized and managed based upon the nature of our markets and customers and consists of similar products and services. Each of our four reportable segments operate globally and are also our operating segments: Cryo Tank Solutions, Heat Transfer Systems, Specialty Products and Repair, Service & Leasing. Our Cryo Tank Solutions segment, which has principal operations in the United States, Europe and Asia, serves most geographic regions around the globe, supplying bulk, microbulk and mobile equipment used in the storage, distribution, vaporization, and application of industrial gases and certain hydrocarbons. Our Heat Transfer Systems segment, with principal operations in the United States and Europe, also serves most geographic regions globally, supplying mission-critical engineered equipment and systems used in the recovery, separation, liquefaction, and purification of hydrocarbons, LNG and industrial gases that span gas-to-liquid applications. Our Specialty Products segment supplies products used in specialty end-market applications including engineered liquefaction, storage and compression equipment for hydrogen and helium, LNG for over-the-highway vehicles, biofuels, carbon capture, food and beverage, aerospace, nuclear, marine, mining, lasers and water treatment end markets. Our Repair, Service & Leasing segment provides installation, retrofitting and refurbishment, services and repairs, preventative and contractual maintenance, and digital solutions of Chart’s stationary (liquefaction, fueling stations, among other products) and rotating equipment (compression, fans, among other products) globally in addition to providing targeted equipment leasing solutions.

Corporate includes certain unallocated operating expenses for executive management, accounting, tax, treasury, corporate development, human resources, information technology (“IT”), investor relations, legal, internal audit, and risk management. Corporate support functions are not currently allocated to the segments.

As previously disclosed in our Current Report on Form 8-K dated November 17, 2025, Jillian C. Evanko, our former President, Chief Executive Officer and a former member of our board of directors, resigned from her position effective as of January 6, 2026. During the periods presented, our CODM, who was our Chief Executive Officer and President, Ms. Evanko, evaluated each segment’s performance and allocated resources based on operating income as determined in our consolidated statements of income. The CODM used operating income for each segment predominantly in the annual budget and forecasting process. The CODM considered budget-to-actual and current-to-prior period actual variances on a quarterly basis when making decisions about the allocation of operating and capital resources to each segment. Furthermore, the CODM used segment operating income for evaluating pricing strategy and assessing the performance of each segment by comparing the results of each segment with one another and in determining the compensation of certain employees.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Segment Financial Information

	Year Ended December 31, 2025
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Total Segments	Corporate & Intersegment Eliminations	Consolidated
Sales	$624.2	$1,237.7	$1,098.4	$1,303.7	$4,264.0	$—	$4,264.0
Cost of sales	480.9	802.8	816.1	726.4	2,826.2	—	2,826.2
Selling, general and administrative expenses	67.8	50.7	128.2	161.6	408.3	210.8	619.1
Termination fee expense	—	—	—	—	—	266.0	266.0
Amortization expense	7.6	19.8	20.4	146.5	194.3	—	194.3

Operating income (loss)	67.9	364.4	133.7	269.2	835.2	(476.8)	358.4
Depreciation expense (1)	15.4	17.0	24.8	17.2	74.4	12.6	87.0

	Year Ended December 31, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Total Segments	Corporate & Intersegment Eliminations	Consolidated
Sales	$637.9	$1,035.3	$1,114.3	$1,372.7	$4,160.2	$0.1	$4,160.3
Cost of sales	494.4	736.3	813.2	727.5	2,771.4	0.1	2,771.5
Selling, general and administrative expenses	61.2	45.6	106.6	150.0	363.4	184.0	547.4
Amortization expense	7.7	20.1	21.4	144.7	193.9	—	193.9

Operating income (loss)	74.6	233.3	173.1	350.5	831.5	(184.0)	647.5
Depreciation expense (1)	14.3	17.7	8.3	27.7	68.0	8.0	76.0

	Year Ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Total Segments	Corporate & Intersegment Eliminations	Consolidated
Sales	$640.8	$891.2	$819.9	$1,029.2	$3,381.1	$(28.6)	$3,352.5
Cost of sales	508.8	644.4	598.5	589.0	2,340.7	(28.6)	2,312.1
Selling, general and administrative expenses	70.9	54.1	82.6	116.1	323.7	162.6	486.3
Amortization expense	6.6	16.9	19.1	120.8	163.4	—	163.4

Operating income (loss)	54.5	175.8	119.7	203.3	553.3	(162.6)	390.7
Depreciation expense (1)	16.6	15.7	5.6	24.3	62.2	5.5	67.7

(1)	Depreciation disclosed by reportable segment is included within cost of sales and selling, general and administrative expenses.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Sales by Geography

Net sales by geographic area are reported by the destination of sales.

	Year Ended December 31, 2025
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Consolidated
North America (1)	$236.2	$829.2	$469.0	$408.8	$—	$1,943.2
Europe, Middle East, Africa and India	215.7	151.3	276.7	559.3	—	1,203.0
Asia-Pacific (2)	162.9	251.0	316.9	277.0	—	1,007.8
Rest of the World	9.4	6.2	35.8	58.6	—	110.0

Total	$624.2	$1,237.7	$1,098.4	$1,303.7	$—	$4,264.0

	Year Ended December 31, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Consolidated
North America (1)	$275.7	$637.8	$441.1	$535.3	$—	$1,889.9
Europe, Middle East, Africa and India	223.7	155.5	319.7	546.0	0.1	1,245.0
Asia-Pacific (2)	122.9	222.4	336.3	225.1	—	906.7
Rest of the World	15.6	19.6	17.2	66.3	—	118.7

Total	$637.9	$1,035.3	$1,114.3	$1,372.7	$0.1	$4,160.3

	Year Ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Consolidated
North America (1)	$309.5	$594.0	$307.6	$317.6	$(13.1)	$1,515.6
Europe, Middle East, Africa and India	210.0	115.3	230.3	468.4	(9.9)	1,014.1
Asia-Pacific (2)	114.4	163.8	266.3	203.3	(5.1)	742.7
Rest of the World	6.9	18.1	15.7	39.9	(0.5)	80.1

Total	$640.8	$891.2	$819.9	$1,029.2	$(28.6)	$3,352.5

(1)

Consolidated sales in the United States were $1,797.3, $1,659.0 and $1,387.7 for the years ended December 31, 2025, 2024 and 2023, respectively and represent 42.2%, 39.9% and 41.4% of consolidated sales for the same periods, respectively.

(2)

Consolidated sales in China were $501.4, $565.4 and $460.9 for the years ended December 31, 2025, 2024 and 2023, respectively and represent 11.8%, 13.6% and 13.7% of consolidated sales for the same periods, respectively.

No single customer accounted for more than 10% of consolidated sales for any of the periods presented in the tables above.

Total Assets

Corporate assets mainly include cash and cash equivalents and long-term deferred income taxes as well as certain corporate-specific property, plant and equipment, net and certain investments. Our allocation methodology for property, plant and equipment, net of the reportable segments differs from our allocation method of depreciation expense of a reportable segment and therefore, depreciation

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

expense does not entirely align with the related depreciable assets of the reportable segments. Additionally, since finite-lived intangible assets are excluded from total assets of reportable segments while amortization expense is allocated to each of our reportable segments, amortization expense by segment inherently does not align with the related amortizable intangible assets of the reportable segments.

	December 31,
	2025	2024
Cryo Tank Solutions	$546.7	$614.0
Heat Transfer Systems	866.8	669.7
Specialty Products	1,047.7	920.6
Repair, Service & Leasing	1,007.2	889.9

Total assets of reportable segments	3,468.4	3,094.2
Goodwill (1)	3,067.6	2,899.9
Identifiable intangible assets, net (1)	2,511.7	2,540.6
Corporate	758.7	589.2

Total assets	$9,806.4	$9,123.9

(1)	See Note 8, “Goodwill and Intangible Assets,” for further information related to goodwill and identifiable intangible assets, net.

Geographic Information

	Property, plant and equipment, net as of December 31,
	2025	2024
United States	$437.8	$420.9
Foreign
Germany	111.2	99.7
China	92.6	94.0
Italy	52.2	46.9
United Kingdom	40.3	34.1
Czech Republic	32.0	30.4
India	29.8	30.7
Other foreign countries	122.7	107.5

Total foreign	480.8	443.3

Total	$918.6	$864.2

NOTE 4 - Revenue

Disaggregation of Revenue

The following tables represent a disaggregation of revenue by timing of revenue along with the reportable segment for each category:

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

	Year Ended December 31, 2025
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Consolidated
Point in time	$242.6	$22.8	$143.8	$579.4	$—	$988.6
Over time	381.6	1,214.9	954.6	724.3	—	3,275.4

Total	$624.2	$1,237.7	$1,098.4	$1,303.7	$—	$4,264.0

	Year Ended December 31, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service and Leasing	Intersegment Eliminations	Consolidated
Point in time	$348.6	$11.3	$166.3	$781.4	$—	$1,307.6
Over time	289.3	1,024.0	948.0	591.3	0.1	2,852.7

Total	$637.9	$1,035.3	$1,114.3	$1,372.7	$0.1	$4,160.3

	Year Ended December 31, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Consolidated
Point in time	$444.7	$27.4	$148.4	$603.3	$(18.0)	$1,205.8
Over time	196.1	863.8	671.5	425.9	(10.6)	2,146.7

Total	$640.8	$891.2	$819.9	$1,029.2	$(28.6)	$3,352.5

Refer to Note 3, “Segment and Geographic Information,” for a table of revenue by reportable segment disaggregated by geography.

Contract Balances

The following table represents changes in our contract assets and contract liabilities balances:

	December 31,
	2025	2024
Contract assets
Unbilled contract revenue	$986.4	$735.1
Contract liabilities
Customer advances and billings in excess of contract revenue	$324.4	$362.2

Revenue recognized for the years ended December 31, 2025 and 2024, that was included in the contract liabilities balance at the beginning of each year was $357.5 and $332.9, respectively. The amount of revenue recognized during the year ended December 31, 2025 from performance obligations satisfied or partially satisfied in previous periods as a result of changes in the estimates of variable consideration related to long-term contracts, was not significant. The increase in contract assets as of December 31, 2025 compared to December 31, 2024 was driven by an increase in revenue recognized on an over time basis.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Remaining Performance Obligations

Remaining performance obligations represent the transaction price of firm signed purchase orders or other written contractual commitments from customers for which work has not been performed, or is partially completed, and excludes unexercised contract options and potential orders. As of December 31, 2025, the estimated revenue expected to be recognized in the future related to remaining performance obligations was $5,886.2, which is equivalent to our backlog. We expect to recognize revenue on approximately 44% of the remaining performance obligations over the next 12 months with the remaining balance recognized over the next few years thereafter.

NOTE 5 - Investments

Equity Method Investments

The following table represents the activity in equity method investments, which are classified within other assets:

Equity Method Investments
Balance at December 31, 2023	$109.9
Equity in loss of unconsolidated affiliates	(5.2)
Foreign currency translation adjustments and other	(7.7)
Dividends received from equity method investments	(3.0)

Balance at December 31, 2024	$94.0

Foreign currency translation adjustments and other	3.1
Dividends received from equity method investments	(0.9)

Balance at December 31, 2025	$96.2

Investments in equity securities

The following table represents the activity in investments in equity securities, which are classified within other assets:

	Investment in Equity Securities, Level 1	Investment in Equity Securities, Level 2	Investments in Equity Securities, All Others (1)	Investments in Equity Securities Total
Balance at December 31, 2023	$4.8	$6.1	$80.3	$91.2
New investments	—	—	13.1	13.1
(Decrease) increase in fair value of investments in equity securities	(3.1)	1.8	12.0	10.7
Foreign currency translation adjustments and other	(0.2)	—	(0.2)	(0.4)

Balance at December 31, 2024	$1.5	$7.9	$105.2	$114.6

New investments	—	—	1.4	1.4
(Decrease) increase in fair value of investments in equity securities	(4.7)	(1.2)	3.9	(2.0)
Foreign currency translation adjustments and other	3.2	—	0.7	3.9

Balance at December 31, 2025	$—	$6.7	$111.2	$117.9

(1)

Consists of investments in equity securities without a readily determinable fair value. Such investments are measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for an identical or a similar investment of the same issuer.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Co-Investment Agreement

We have a 25% interest in Hydrogen Technology & Energy Corporation (“HTEC”) which totaled $70.1 and $68.9 at December 31, 2025 and 2024, respectively. Our investment in HTEC is accounted for under the equity method of accounting. HTEC designs, builds, and operates hydrogen fuel supply solutions to support the deployment of hydrogen fuel cell electric vehicles.

On April 30, 2025, (the “Effective Date”), we entered into a Co-Investment Agreement (the “Co-Investment Agreement”) with certain affiliates of MSD Partners, L.P., (collectively, “BDT&MSD”), in connection with BDT&MSD’s purchase (the “Share Purchase”) of all of the shares of common stock of HTEC, owned by (and from) ISQ HTEC HoldCo Limited, (“ISQ”), pursuant to a Share Purchase Agreement by and among BDT&MSD, ISQ, Chart and HTEC (the “SPA”). ISQ no longer owns any equity interests in HTEC.

Pursuant to the Co-Investment Agreement, Chart and BDT&MSD have agreed to, among other terms, the following:

•

In the following circumstances, BDT&MSD shall have the right to sell to Chart all (and not less than all) of the shares of HTEC common stock acquired by BDT&MSD from ISQ on the Effective Date and which are still held by BDT&MSD at such time (the “Put Option”):

i.	the third anniversary of the Effective Date,

ii.	the date Chart undergoes a change of control (subject to certain exceptions),

iii.

the date upon which Chart, during the period from the Effective Date through the third anniversary of the Effective Date, has made certain distributions to its shareholders (including cash or other dividends, or via a spin-off transaction), in excess of $900.0,

iv.	the date upon which our leverage ratio exceeds certain thresholds; and

v.	the date of a bankruptcy or credit default event.

•

In the event that BDT&MSD exercises its Put Option, we shall pay to BDT&MSD an amount in cash equal to $323.0 or $51.20 per share (“Base Price”) in exchange for each relevant share of HTEC (the “BDT&MSD Put Option Consideration”); provided, however, that, upon the occurrence of the first triggering event that occurs on or after the third anniversary of the Effective Date (or if the first triggering event occurs prior thereto, but the closing of the Put Option has not been consummated prior to the third anniversary), the Base Price shall increase at the annualized rate of 11.25% until the closing of the Put Option.

•

Conversely, at any time after the third anniversary of the Effective Date, Chart shall have the right to purchase from BDT&MSD up to an aggregate of 85% of the shares of HTEC common stock acquired by BDT&MSD from ISQ on the Effective Date and which are still held by BDT&MSD at such time (the “Call Option”). In the event that Chart exercises the Call Option, Chart shall pay to BDT&MSD an amount in cash in exchange for such common stock such that BDT&MSD shall realize the greater of (i) an internal rate of return of 12.75% and (ii) a multiple on BDT&MSD’s invested capital of 1.80x, in each case with respect to each share of HTEC common stock which is subject to the Call Option.

•	The Co-Investment Agreement shall terminate automatically upon the consummation of an initial public offering by HTEC of its common stock.

In connection with the sale by ISQ of all of its equity interests in HTEC to BDT&MSD as further described above, the following agreements, each of which has been previously disclosed by us in our Annual Report on Form 10-K dated December 31, 2024, were terminated by all of the parties thereto as of the Effective Date: (i) that certain Co-Investment Agreement, dated as of September 7, 2021, by and between Chart and ISQ, and (ii) that certain Tri-Party Agreement, dated as of October 2, 2024, by and among Chart, HTEC, ISQ, Colin Armstrong and Cenco Innovations Ltd.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Accounting Treatment of Put and Call Options

We record the Put and Call Options (together “the Options”) at fair value and record any change in fair value through earnings at each reporting period. The fair value of the put option and call option under the Co-Investment Agreement, dated as of April 30, 2025 was not material as of December 31, 2025.

Hy24 (f/k/a FiveT Hydrogen Fund and Clean H2 Infra Fund)

On April 5, 2021, we were admitted as an anchor investor in Hy24 (the “Hydrogen Fund”). Hy24 is a joint venture between Ardian, a European investment house, and FiveT Hydrogen, an investment manager specialized purely on clean hydrogen investments. Our total investment is 16.2 million euro (equivalent to $19.1) making our unfunded commitment 33.8 million euro (equivalent to $39.7).

NOTE 6 - Inventories

The following table summarizes the components of inventory:

	December 31,
	2025	2024
Raw materials and supplies	$237.5	$264.3
Work in process	166.2	104.9
Finished goods	168.6	121.3

Total inventories, net	$572.3	$490.5

NOTE 7 - Property, Plant and Equipment

The following table summarizes the components of property, plant and equipment:

		December 31,
Classification	Estimated Useful Life	2025	2024
Land and buildings	20-35 years	$664.2	$625.1
Machinery and equipment	3-12 years	446.6	387.6
Computer equipment, furniture and fixtures	3-7 years	84.7	68.4
Right-of-use assets		114.3	106.7
Construction in process		86.7	68.9

Total property, plant and equipment, gross		1,396.5	1,256.7
Less: Accumulated depreciation		(477.9)	(392.5)

Total property, plant and equipment, net		$918.6	$864.2

Depreciation expense was $87.0, $76.0 and $67.7 for the years ended December 31, 2025, 2024, and 2023, respectively. Capital expenditures of $13.6 and $13.4 are included in accounts payable in our consolidated balance sheet at December 31, 2025 and 2024, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

NOTE 8 - Goodwill and Intangible Assets

Goodwill

The following table represents the activity in goodwill net of accumulated goodwill impairment loss (“goodwill, net”) and accumulated goodwill impairment loss by segment for 2025:

	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Consolidated
Goodwill, net balance at December 31, 2024	$211.7	$477.1	$568.0	$1,643.1	$2,899.9
Foreign currency translation adjustments and other	16.6	5.2	15.5	130.4	167.7

Goodwill, net balance at December 31, 2025	$228.3	$482.3	$583.5	$1,773.5	$3,067.6

Accumulated goodwill impairment loss at December 31, 2024	$23.5	$49.3	$35.8	$20.4	$129.0

Accumulated goodwill impairment loss at December 31, 2025	$23.5	$49.3	$35.8	$20.4	$129.0

The following table represents the activity in goodwill, net and accumulated goodwill impairment loss by segment for 2024:

	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Consolidated
Goodwill, net balance at December 31, 2023	$219.3	$480.4	$567.9	$1,639.2	$2,906.8
Foreign currency translation adjustments and other	(10.2)	(4.6)	(10.8)	(23.9)	(49.5)
Purchase price adjustments (1)	2.6	1.3	10.9	27.8	42.6

Goodwill, net balance at December 31, 2024	$211.7	$477.1	$568.0	$1,643.1	$2,899.9

Accumulated goodwill impairment loss at December 31, 2023	$23.5	$49.3	$35.8	$20.4	$129.0

Accumulated goodwill impairment loss at December 31, 2024	$23.5	$49.3	$35.8	$20.4	$129.0

(1)	Purchase accounting adjustments, which were recorded during the first quarter 2024, related to the Howden Acquisition.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Intangible Assets

The following table displays the gross carrying amount and accumulated amortization for finite-lived intangible assets and indefinite-lived intangible assets (exclusive of goodwill)(1):

		December 31, 2025		December 31, 2024
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangible assets:
Customer relationships	4 to 18 years	$1,868.6	$(399.7)	$1,762.1	$(284.6)
Technology	5 to 18 years	523.6	(161.0)	493.6	(113.2)
Patents, backlog and other	2 to 10 years	145.5	(130.2)	134.8	(78.1)
Trademarks and trade names	5 to 23 years	1.8	(1.3)	2.5	(1.9)
Land use rights	50 years	10.3	(2.3)	10.1	(2.1)

Total finite-lived intangible assets		$2,549.8	$(694.5)	$2,403.1	$(479.9)

Indefinite-lived intangible assets:
Trademarks and trade names (2)		656.4	—	617.4	—

Total intangible assets		$3,206.2	$(694.5)	$3,020.5	$(479.9)

(1)	Amounts include the impact of foreign currency translation. Fully amortized or impaired amounts are written off.
(2)	Accumulated indefinite-lived intangible assets impairment loss was $16.0 at both December 31, 2025 and 2024.

Amortization expense for finite-lived intangible assets was $194.3, $193.9 and $163.4 for the years ended December 31, 2025, 2024, and 2023, respectively. We estimate amortization expense to be recognized during the next five years as follows:

For the Year Ending December 31,
2026	$154.7
2027	143.2
2028	139.1
2029	136.2
2030	128.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

NOTE 9 - Debt and Credit Arrangements

Summary of Outstanding Borrowings

The following table represents the components of our borrowings:

	December 31,
	2025	2024
Senior secured and senior unsecured notes:
Principal amount, senior secured notes due 2030	$1,457.0	$1,460.0
Principal amount, senior unsecured notes due 2031	510.0	510.0
Unamortized discount	(19.8)	(23.5)
Unamortized debt issuance costs	(24.2)	(28.8)

Senior secured and senior unsecured notes, net of unamortized discount and debt issuance costs	1,923.0	1,917.7

Senior secured revolving credit facilities and term loans:
Term loans due March 2030	1,406.0	1,581.0
Senior secured revolving credit facility due April 2029	281.7	205.0
Unamortized discount	(22.8)	(31.3)
Unamortized debt issuance costs	(23.6)	(32.3)

Senior secured revolving credit facility and term loan, net of unamortized discount and debt issuance costs	1,641.3	1,722.4

Other debt facilities	1.3	1.5

Total debt, net of unamortized debt issuance costs	3,565.6	3,641.6
Less: Current maturities	0.6	0.9

Long-term debt	$3,565.0	$3,640.7

The following table represents the scheduled maturities for our borrowings, excluding unamortized debt issuance costs, for the next five years:

For the Year Ended December 31,
2026	$0.6
2027	0.1
2028	0.1
2029	281.7
2030	2,863.1
Thereafter	510.4

Total	$3,656.0

Cash paid for interest during the years ended December 31, 2025, 2024 and 2023 was $298.2, $305.0 and $219.8, respectively.

Senior Secured and Unsecured Notes

On December 22, 2022, we completed the issuance and sale of (i) $1,460.0 aggregate principal amount of 7.500% Secured Notes at an issue price of 98.661% and (ii) $510.0 aggregate principal amount of 9.500% Unsecured Notes (together with the Secured Notes, the “Notes”), at an issue price of 97.949%. The Secured Notes mature on January 1, 2030, and the Unsecured Notes mature on January 1, 2031. The effective interest rate on the Secured Notes and Unsecured Notes is 7.8% and 9.9%, respectively, after accounting for original issue discounts and debt issuance costs. The Notes were issued to finance the Howden Acquisition.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The Notes are fully and unconditionally guaranteed by each of Chart’s wholly owned domestic restricted subsidiaries that is a borrower or a guarantor under Chart’s fifth amended and restated credit agreement, dated as of October 18, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). The Secured Notes and the related guarantees are secured by first-priority liens on substantially all of the assets of the Company and the Guarantors, subject to certain exceptions.

We may redeem either series of the Notes, in whole or in part, at any time on or after January 1, 2026, at the redemption prices set forth in the respective indentures.

If Chart experiences a change of control (as defined in the respective indentures), the Notes are able to be redeemed by the holders at 101%, plus accrued and unpaid interest, if any, to (but not including) the date the Notes are purchased.

Senior Secured Revolving Credit Facility and Term Loans

Senior Secured Revolving Credit Facility

Our fifth amended and restated credit agreement dated as of July 2, 2024, as amended (the “Credit Agreement”) provides for a senior secured revolving credit facility (the “SSRCF”), which matures on April 6, 2029.

•

The SSRCF has a borrowing capacity of $1,250.0 and includes a sub limit for letters of credit that is the greater of (x) $350.0 and (y) $150.0 plus (1) the Dollar Amount (as of the Amended Closing Date) of the Assumed Letters of Credit plus (2) the Dollar Amount of any Letters of Credit issued on the Amendment Closing Date, a $200.0 sub limit for discretionary letters of credit and a $100.0 sub-limit for swingline loans.

•

We may, subject to the satisfaction of certain conditions, request one or more new commitments and/or increase in the amount of the SSRCF. Each incremental term commitment and incremental revolving commitment shall be in an aggregate principal amount that is not less than $10.0 and shall be in an increment of $1.0 to the extent existing or new lenders agree to provide such increased or additional commitments, as applicable.

•

The SSRCF bears interest at a base rate plus an applicable margin determined on a leveraged-based scale which (before giving effect to the sustainability pricing adjustments described below) ranges from 25 to 125 basis points for base rate loans and 125 to 225 basis points for Secured Overnight Financing Rate (“SOFR”) loans.

•

The applicable margin described above is subject to further adjustments based on the reductions in the ratio between (i) the total greenhouse gas emissions, measured in metric tons CO2e, of Chart and its subsidiaries during such calendar year and (ii) the aggregate revenue, measured in U.S. Dollars, of Chart and its subsidiaries during such calendar year. These additional pricing adjustments range from an addition of 0.05% to a reduction of 0.05% in the applicable margin described above.

•

We are required to pay commitment fees on any unused commitments under the SSRCF which, before giving effect to the sustainability fee adjustments (as described below), is determined on a leverage-based sliding scale ranging from 20 to 35 basis points.

•

The commitment fees described above are also subject to sustainability fee adjustments based on the aforementioned ratio. The sustainability fee adjustments range from an addition of 0.01% to a reduction of 0.01%.

•	Interest and fees are payable on a quarterly basis (or if earlier, at the end of each interest period for SOFR loans), and includes sub limits for letters of credit and swingline loans.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

At December 31, 2025, there were $281.7 in borrowings outstanding under the SSRCF bearing an interest rate of 5.8% (7.0% as of December 31, 2024) and $259.1 in letters of credit and bank guarantees outstanding supported by the SSRCF. As of December 31, 2025, we had unused borrowing capacity of $709.2.

A portion of borrowings outstanding under the SSRCF are denominated in euros (“EUR Revolver Borrowings”). EUR Revolver Borrowings outstanding were euro 78.0 million (equivalent to $91.7) at December 31, 2025 and euro 78.0 million (equivalent to $81.0) at December 31, 2024.

Significant financial covenants for the SSRCF include financial maintenance covenants that, as of the last day of any fiscal quarter ending on and after September 30, 2021, (i) require the ratio of the amount of Chart and its subsidiaries’ consolidated total net indebtedness to consolidated EBITDA to be less than the Maximum Total Net Leverage Ratio Levels and (ii) require the ratio of the amount of Chart and its subsidiaries’ consolidated EBITDA to consolidated cash interest expense to be greater than the Minimum Interest Coverage Ratio Levels. The SSRCF includes a number of other customary covenants including, but not limited to, restrictions on our ability to incur additional indebtedness, create liens or other encumbrances, sell assets, enter into sale and lease-back transactions, make certain payments, investments, loans, advances or guarantees, make acquisitions and engage in mergers or consolidations and pay dividends or distributions. At December 31, 2025, we were in compliance with all covenants.

The SSRCF also contains customary events of default. If such an event of default occurs, the lenders thereunder would be entitled to take various actions, including the acceleration of amounts due and all actions permitted to be taken by a secured creditor. The SSRCF is guaranteed by Chart and substantially all of its U.S. subsidiaries, and secured by substantially all of the assets of Chart and its U.S. subsidiaries and 65% of the capital stock of our material non-U.S. subsidiaries (as defined by the Credit Agreement) that are owned by U.S. subsidiaries.

Term Loans

Chart has terms loans in the aggregate principal amount of $1,406.0 under the Credit Agreement, which mature March 18, 2030 (“term loans due March 2030”). As of December 31, 2025, the term loans due March 2030 bore an interest rate of 6.5% (7.1% as of December 31, 2024). The effective interest rate on the term loans due March 2030 is 9.1% after accounting for original issue discount and debt issuance costs. We recognized a loss on extinguishment of debt of $8.2 and $7.8 for the years ended December 31, 2025 and 2023, respectively. For the year ended December 31, 2024 the loss on extinguishment of debt was immaterial.

Chart may elect the interest rate for the term loans due March 2030 equal to (i) the Applicable Margin (2.50%), or (ii) the Alternate Base Rate (a rate per annum equal to the greatest of (a) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate, (b) the NYFRB Rate in effect plus 0.50%, (c) Adjusted Term SOFR for a one month Interest Period plus 1.00%, and (d) 1.50% plus the Applicable Margin (2.25%). Chart may elect interest periods of 1, 3, or 6 months. Interest shall be payable in arrears for (a) for loans accruing interest at a rate based on Adjusted Term SOFR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the Alternate Base Rate, quarterly in arrears and on the applicable maturity date.

The allowance of incremental facilities is substantially identical to those in the SSRCF, except (i) to permit the incurrence of a standalone letter of credit facility and (ii) that if the yield of any incremental facility that is in a U.S. dollar denominated term loan facility that is secured by liens on the collateral that is incurred within twelve months after the Closing Date, the applicable margins for the term loans due March 2030 may increase under certain circumstances. Additionally, the refinancing facilities are substantially identical to those set forth in the SSRCF.

Chart may prepay the term loans due March 2030 in whole or in part at any time without penalty or premium, with the exception of a repricing event with respect to all or any portion of the term loans due 2030 that occurs on or before the date that is six months after the Closing Date.

The term loans due March 2030 will be equal in right of payment with any other senior indebtedness of Chart and, if needed, shall be subject to an equal intercreditor agreement with respect to the SSRCF.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The term loans due March 2030 are guaranteed by each wholly-owned domestic subsidiary that is also a guarantor under the SSRCF.

Significant financial covenants and customary events of default for the term loans due March 2030 is substantially identical to those in the SSRCF.

Other Debt Facilities

In various markets where we do business, we have local credit facilities to meet local working capital demands, fund letters of credit and bank guarantees, and support other short-term cash requirements. The facilities generally have variable interest rates and are denominated in local currency but may, in some cases, facilitate borrowings in multiple currencies. As of December 31, 2025 we had additional capacity of U.S. dollar equivalent $234.1.

Certain of our other debt facilities allow us to request bank guarantees and letters of credit. None of these facilities allow revolving credit borrowings. We have letters of credit and bank guarantees outside of our Credit Agreement that totaled U.S. dollar equivalent $218.6 and $173.8 as of December 31, 2025 and 2024, respectively.

Interest Expense

The following table summarizes interest expense (1):

	Year Ended December 31,
	2025	2024	2023
Interest expense term loans due March 2030	$103.5	$133.0	$119.5
Interest expense senior secured notes due 2030	108.7	108.9	109.7
Interest expense senior unsecured notes due 2031	48.2	48.2	48.6
Interest expense senior secured revolving credit facility due April 2029	32.0	30.3	27.7
Interest expense convertible notes due November 2024	—	2.5	2.4
Financing costs amortization	19.1	19.1	17.2
Capitalized interest	(0.1)	(6.3)	(4.6)

Total interest expense	$311.4	$335.7	$320.5

(1)

Interest expense noted above relates to the debt and credit arrangements identified in this note and includes interest recognized on obligations with contractual interest rates, capitalized interest, financing costs amortization and interest accretion of debt discount.

Fair Value Disclosures

The following table summarizes the carrying values and fair values of our actively quoted debt instruments (1):

	December 31, 2025		December 31, 2024
	Carrying Value	Fair Value	Carrying Value	Fair Value
Term loans due March 2030	$1,359.7	$1,414.8	$1,517.4	$1,589.9
Senior secured notes due 2030	1,428.6	1,520.9	1,425.6	1,517.9
Senior unsecured notes due 2031	494.4	539.9	492.2	546.9

(1)	The debt instruments noted above are actively quoted instruments and, accordingly, their fair values were determined using Level 1 inputs.

The carrying amounts of borrowings outstanding on our senior secured revolving credit facility approximate fair value, as interest rates are variable and reflective of market rates (categorized as Level 2 of the fair value hierarchy).

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

NOTE 10 - Shareholders’ Equity

Series B Mandatory Convertible Preferred Stock

On December 13, 2022, we completed a preferred stock offering, through which Chart issued and sold 8.050 million depositary shares, each representing a 1/20th interest in a share of Chart’s 6.75% Series B Mandatory Convertible Preferred Stock, liquidation preference $1,000 per share, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”). The amount issued included 1.050 million depositary shares issued pursuant to the exercise in full of the option granted to the underwriters to purchase additional depositary shares. We received gross proceeds of $402.5 from the issuance of shares less $14.4 of equity issuance costs. The proceeds were used to fund the acquisition of Howden.

Conversion. In December 2025, all outstanding shares of the Mandatory Convertible Preferred Stock converted into 7.0520 shares of common stock per share of Mandatory Convertible Preferred Stock (and, correspondingly, the conversion rate per depositary share was 0.3526 shares of common stock per depositary share). This resulted in the issuance of 2.84 shares of common stock. The conversion rate was determined based on a preceding 20-day volume-weighted-average-price of common stock. Because each depositary share represents a 1/20th fractional interest in a share of Mandatory Convertible Preferred Stock, a holder of depositary shares may have converted its depositary shares only in lots of 20 depositary shares. Any resulting fractional shares were settled in cash, which was immaterial.

Dividends. Dividends on the Mandatory Convertible Preferred Stock were payable on a cumulative basis when, as and if declared at an annual rate of 6.75% on the liquidation value of $1,000 per share. Chart was able to pay declared dividends in cash or, subject to certain limitations, in shares of common stock, or in any combination of cash and shares of common stock on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2023 and ending on, and including, December 15, 2025. We declared and paid $27.2, $27.2 and $27.3 in dividends for the years ended December 31, 2025, 2024 and 2023, respectively, which are treated as a reduction to income attributable to common shareholders in the computation of earnings per share.

NOTE 11 - Financial Instruments and Derivative Financial Instruments

Concentrations of Credit Risks: We sell our products primarily to gas producers, distributors, and end-users across energy, industrial, power, HVAC and refining applications in countries throughout the world. 58%, 60%, and 59% of sales were to customers in foreign countries in 2025, 2024, and 2023, respectively.

In 2025, 2024, and 2023, no single customer accounted for more than 10% of consolidated sales. Sales to our top ten customers accounted for 27%, 26% and 25% of consolidated sales in 2025, 2024, and 2023, respectively. Our sales to particular customers fluctuate from period to period, but our large industrial gas producer and distributor customers tend to be a consistently substantial source of revenue for us.

We are subject to concentrations of credit risk with respect to our cash and cash equivalents, restricted cash and restricted cash equivalents and forward foreign currency exchange contracts. To minimize credit risk from these financial instruments, we enter into arrangements with major banks and other quality financial institutions and invest only in high-quality instruments. We do not expect any counterparties to fail to meet their obligations.

Derivatives and Hedging

We utilize a combination of cross-currency swaps, with and without foreign exchange collars, (together the “Foreign Exchange Contracts”) as a net investment hedge of a portion of our investments in certain international subsidiaries that use the euro as their functional currency in order to reduce the volatility caused by changes in exchange rates. We are also a party to foreign currency contracts not designated as hedging instruments (the “Foreign Currency Contracts”) which are used to mitigate the risk associated with cash management activities and customer forward sale agreements denominated in currencies other than the applicable local currency, and to match costs and expected revenues where production facilities have a different currency than the selling currency.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Our Foreign Currency Contracts are measured at fair value with changes in fair value recorded within other expense (income), net. We classify cash flows related to our Foreign Currency Contracts as operating activities within our consolidated statements of cash flows. Our derivative contracts are entered into with major financial institutions in order to reduce credit risk and risk of nonperformance by third parties. We believe the credit risks with respect to the counterparties, and the foreign currency risks that would not be hedged if the counterparties fail to fulfill their obligations under the contract, are not material in view of our understanding of the financial strength of the counterparties. Our derivative contracts are not exchange traded instruments and their fair value is determined using the cash flows of the contracts, discount rates to account for the passage of time, implied volatility, current foreign exchange market data and credit risk, which are all based on inputs readily available in public markets and categorized as Level 2 fair value hierarchy measurements.

The following table represents the fair value of our asset and liability derivatives:

	December 31, 2025
	Notional Amount	Fair Value Other Current Assets	Fair Value Other Assets	Fair Value Other Current Liabilities	Fair Value Other Long- Term Liabilities
Derivatives designated as net investment hedge
Foreign Exchange Collar Contracts (1)	$646.3	$—	$0.3	$—	$17.5
Derivatives not designated as hedges
Foreign Currency Contracts	$382.2	$3.9	$0.7	$1.9	$—

	December 31, 2024
	Notional Amount	Fair Value Other Current Assets	Fair Value Other Assets	Fair Value Other Current Liabilities	Fair Value Other Long- Term Liabilities
Derivatives designated as net investment hedge
Foreign Exchange Collar Contracts (1)	$307.5	$—	$—	$—	$4.4
Derivatives not designated as hedges
Foreign Currency Contracts	$603.3	$3.2	$0.2	$9.7	$0.1

(1)	Represents foreign exchange swaps and foreign exchange options.

The effect of derivative instruments, both designated and not designated in hedging relationships, on the consolidated statements of income and consolidated statements of comprehensive income was not material for the years ended December 31, 2025, 2024 and 2023.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

NOTE 12 - Accumulated Other Comprehensive Income (Loss)

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) are as follows:

	December 31, 2025
	Foreign currency translation adjustments (1)	Pension liability adjustments, net of taxes (2)	Accumulated other comprehensive (loss) income
Beginning balance	$(153.6)	$(1.5)	$(155.1)
Other comprehensive income	363.3	11.7	375.0
Amounts reclassified from accumulated other comprehensive income, net of income taxes (2)	—	0.1	0.1

Net current-period other comprehensive income, net of taxes	363.3	11.8	375.1

Ending balance	$209.7	$10.3	$220.0

	December 31, 2024
	Foreign currency translation adjustments (1)	Pension liability adjustments, net of taxes (2)	Accumulated other comprehensive (loss) income
Beginning balance	$13.2	$(2.4)	$10.8
Other comprehensive (loss) income	(166.8)	0.9	(165.9)

Net current-period other comprehensive (loss) income, net of taxes	(166.8)	0.9	(165.9)

Ending balance	$(153.6)	$(1.5)	$(155.1)

(1)

Foreign currency translation adjustments includes translation adjustments and net investment hedge, net of taxes. See Note 11, “Financial Instruments and Derivative Financial Instruments,” for further information related to the net investment hedge.

(2)

We recognized losses of $2.3 and $1.1 related to the settlement of a defined benefit plan for the years ended December 31, 2025 and 2024, respectively. Refer to Note 15, “Employee Benefit Plans” for further information.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

NOTE 13 - Earnings Per Share

The following table presents calculations of net income per share of common stock:

	Year Ended December 31,
	2025	2024	2023
Amounts attributable to Chart common stockholders
Income from continuing operations	$42.3	$222.0	$47.9
Less: Mandatory convertible preferred stock dividend requirement	27.2	27.2	27.3

Income from continuing operations attributable to Chart	15.1	194.8	20.6

Loss from discontinued operations, net of tax	(1.6)	(3.5)	(0.6)

Net income attributable to Chart common stockholders	$13.5	$191.3	$20.0

Earnings per common share - basic:
Income from continuing operations	$0.33	$4.62	$0.49
Loss from discontinued operations	(0.03)	(0.08)	(0.01)

Net income attributable to Chart Industries, Inc.	$0.30	$4.54	$0.48

Earnings per common share - diluted:
Income from continuing operations	$0.33	$4.17	$0.44
Loss from discontinued operations	(0.03)	(0.07)	(0.01)

Net income attributable to Chart Industries, Inc.	$0.30	$4.10	$0.43

Weighted average number of common shares outstanding - basic	45.10	42.15	41.97
Incremental shares issuable upon assumed conversion and exercise of share-based awards	0.27	0.21	0.20
Incremental shares issuable due to dilutive effect of the convertible notes	—	2.21	2.53
Incremental shares issuable due to dilutive effect of warrants	—	2.10	2.12

Weighted average number of common shares outstanding - diluted	45.37	46.67	46.82

Diluted earnings per share does not consider the following cumulative preferred stock dividends and potential common shares as the effect would be anti-dilutive:

	Year Ended December 31,
	2025	2024	2023
Numerator
Mandatory convertible preferred stock dividend requirement (1)	$27.2	$27.2	$27.3
Denominator
Anti-dilutive shares, Share-based awards	0.10	0.12	0.09
Anti-dilutive shares, Mandatory convertible preferred stock (1)	2.69	2.94	3.03

Total anti-dilutive securities	2.79	3.06	3.12

(1)

We calculate the basic and diluted earnings per share based on net income, which approximates income available to common shareholders for each period. Earnings per share is calculated using the two-class method, which is an earnings allocation formula that determines the earnings per share for common stock and any participating securities according to dividends declared (whether paid or unpaid) and participation rights in undistributed earnings. The Series B Mandatory Convertible Preferred Stock and the 2024 Convertible Notes were participating securities. Undistributed earnings are not allocated to the participating securities because the participation features are discretionary. Net losses were not allocated to the Series B Mandatory Convertible Preferred Stock, as it did not have a contractual obligation to share in the losses of Chart. Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share is computed by dividing net income available to common shareholders by the sum of the weighted average number of common shares outstanding and any dilutive non-participating securities for the period.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

NOTE 14 - Income Taxes

Income from Continuing Operations Before Income Taxes

Income from continuing operations before income taxes consists of the following:

	For the Year Ended December 31,
	2025	2024	2023
United States	$(44.3)	$75.5	$(100.9)
Foreign	72.4	243.0	158.9

Income from continuing operations before income taxes	$28.1	$318.5	$58.0

Provision

Significant components of income tax (benefit) expense, net are as follows:

	For the Year Ended December 31,
	2025	2024	2023
Current:
Federal	$1.3	$27.4	$(15.5)
State and local	(1.4)	7.6	6.6
Foreign	86.9	69.7	91.2

Total current	86.8	104.7	82.3

Deferred:
Federal	(59.0)	(21.4)	1.5
State and local	(5.0)	0.7	(1.8)
Foreign	(33.2)	(5.4)	(79.0)

Total deferred	(97.2)	(26.1)	(79.3)

Total income tax (benefit) expense, net	$(10.4)	$78.6	$3.0

See Note 20, “Discontinued Operations” for the income (loss) from discontinued operations and related income taxes.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Effective Tax Rate Reconciliation

The following table presents the reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax benefit, net for the year ended December 31, 2025 after the adoption of ASU 2023-09:

	Year Ended December 31, 2025
	Amount	Rate
Income tax expense at U.S. statutory rate	$5.9	21.0%
State income taxes, net of federal tax benefit (1)	(6.1)	(21.7)%
Foreign tax effects:
China:
Tax rate differential	0.7	2.5%
Germany:
Tax rate differential	4.9	17.4%
Enacted changes in tax laws or rates	(3.2)	(11.4)%
Other	(0.8)	(2.8)%
Italy:
Withholding tax	2.1	7.5%
Tax rate differential	0.4	1.4%
Other	(0.4)	(1.4)%
United Kingdom:
Changes in valuation allowances	(3.1)	(11.0)%
Tax rate differential	1.8	6.4%
Other	1.2	4.3%
Other foreign jurisdictions	1.4	5.0%
Effect of cross-border tax laws:
Foreign derived intangible income	(7.3)	(26.0)%
Foreign tax credits	(4.3)	(15.3)%
Other cross-border	0.8	2.8%
Tax credits	(4.3)	(15.3)%
Changes in valuation allowances	1.7	6.0%
Nontaxable or nondeductible items:
Executive compensation	2.3	8.2%
Other nontaxable or nondeductible items	0.9	3.2%
Change in uncertain tax positions	(4.7)	(16.7)%
Other items	(0.3)	(1.1)%

Income tax benefit, net	$(10.4)	(37.0)%

(1)	State income taxes in Louisiana made up the majority (greater than 50 percent) of the tax effect within this category.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The following table presents the reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense, net for the years ended December 31, 2024 and 2023 prior the adoption of ASU 2023-09:

	Year Ended December 31,
	2024	2023
Income tax expense at U.S. statutory rate	$66.8	$12.2
State income taxes, net of federal tax benefit	6.8	3.1
Foreign withholding taxes	2.4	6.3
U.S. taxation of international operations	(6.1)	18.7
Effective tax rate differential of earnings outside of United States	10.7	2.8
Change in valuation allowance	3.0	(2.0)
Research & experimentation	(2.2)	(2.0)
Provision to return	(8.4)	0.8
Non-deductible (non-taxable) items	(0.8)	0.1
Change in uncertain tax positions	3.7	2.0
Share-based compensation	2.1	0.1
Capital (loss)	—	(40.5)
Unremitted earnings not permanently reinvested	0.5	0.9
Other items	0.1	0.5

Income tax expense, net	$78.6	$3.0

The Company adopted ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, effective January 1, 2025, and applied the guidance prospectively, as permitted. The amendments related to the effective tax rate reconciliation affect presentation and disaggregation requirements only and do not impact the recognition or measurement of income taxes. The Company applied the guidance using existing underlying balances. Prior-period amounts have not been reclassified to conform to the new disclosure framework; therefore, the current-period effective tax rate reconciliation is not directly comparable to prior-year disclosures.

Deferred Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Significant components of our deferred tax assets and liabilities are as follows:

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

	December 31,
	2025	2024
Deferred tax assets (“DTA”):
Accruals and reserves	$23.0	$13.4
Inventory	163.6	166.8
Research and development (“R&D”) amortization	20.0	22.3
Interest limitation carryover	184.0	172.3
Net operating loss carryforwards	43.6	35.5
Property, plant and equipment - net DTA	11.7	6.8
Other - net DTA	15.7	11.5
Pensions	11.1	—
Termination fee	61.8	—

Total deferred tax assets before valuation allowance	534.5	428.6
Valuation allowances	(100.9)	(98.6)

Total deferred tax assets, net of valuation allowances	$433.6	$330.0

Deferred tax liabilities (“DTL”):
Property, plant and equipment - net DTL	$67.2	$54.5
Goodwill and intangible assets	595.8	587.4
Pensions	—	6.2
Unremitted earnings (APB23)	19.8	20.2
Other - net DTL	11.7	9.3
Deferred revenue	193.2	167.4

Total deferred tax liabilities	$887.7	$845.0

Net deferred tax liabilities	$454.1	$515.0

The net deferred tax liability is classified as follows:
Other assets	$(99.6)	$(29.9)
Deferred tax liabilities	553.7	544.9

Net deferred tax liabilities	$454.1	$515.0

We evaluate the recoverability of our deferred tax assets on a jurisdictional basis by considering whether deferred tax assets will be realized on a more likely than not basis. To the extent a portion or all of the applicable deferred tax assets do not meet the more likely than not threshold, a valuation allowance is recorded. As of December 31, 2025, we have valuation allowances totaling $100.9 consisting primarily of our operations in the United Kingdom, France, and Belgium.

The Company has U.S. state net operating loss carryforwards of $81.4 which are subject to varying statutory expiration periods; however, management expects to utilize these attributes before expiration. As of December 31, 2025, we had $156.9 foreign net operating loss carryforwards primarily in France, Belgium, the Netherlands, Australia, and Italy, subject to local tax limitations. The foreign net operating losses can be carried forward indefinitely, except in applicable jurisdictions that make up less than 11% of available net operating losses. We have tax credit carryforwards of $4.7.

We consider the undistributed earnings of our non-US subsidiaries as of December 31, 2025, to be partially reinvested. We are not permanently reinvested on $317.7 of the undistributed earnings of our foreign subsidiaries. The remaining earnings continue to be indefinitely reinvested outside the United States. We have assessed a total deferred tax liability of $19.8 as of December 31, 2025 on such earnings that have not been indefinitely reinvested. This is a

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

decrease of $0.4 as compared to the deferred tax liability as of December 31, 2024. We have made no provision for U.S. income taxes or additional non-U.S. taxes on certain undistributed earnings of non-U.S. subsidiaries. These earnings could become subject to additional tax if we were to dividend those earnings or sell our interest in the non-U.S. subsidiary. We cannot practically determine the amount of additional taxes that might be payable on those earnings.

The Organisation for Economic Co-operation and Development (OECD) has established a framework to implement a global minimum corporate tax of 15% for multinational enterprises with revenues above certain thresholds (commonly referred to as “Pillar 2”). Certain aspects of Pillar 2 became effective for fiscal years beginning on or after January 1, 2024, with additional elements becoming effective for fiscal years beginning on or after January 1, 2025. A number of jurisdictions in which the Company operates have enacted, or are in the process of enacting, legislation implementing Pillar 2.

In January 2026, the OECD issued additional administrative guidance related to Pillar 2, including a “side-by-side” framework intended to allow certain minimum tax regimes to operate alongside Pillar 2 and, in certain circumstances, limit the application of Pillar 2 top-up taxes. This guidance is effective for fiscal years beginning on or after January 1, 2026, and did not impact the Company’s financial statements for the year ended December 31, 2025.

The Company continues to monitor developments related to Pillar 2 and the related administrative guidance. Based on current law and available guidance, the Company does not expect Pillar 2 to have a material impact on its effective tax rate or its consolidated results of operations, financial position, or cash flows.

Cash paid for income taxes during the years ended December 31, 2025, 2024, and 2023 was $118.6, $92.7, and $49.7, respectively.

2025
Federal	$13.5
State	3.7
Foreign	101.4

Total	$118.6

Income taxes paid (net of refunds) exceeded five percent of total income taxes paid (net of refunds) in the following jurisdictions:

2025
Foreign
China	$22.4
South Africa	11.8
United Kingdom	10.5
Denmark	8.7
Germany	8.3
Other	39.7

Total	$101.4

Unrecognized Income Tax Benefits

We record a liability for unrecognized income tax benefits for the amount of benefit included in our previously filed income tax returns and in our financial results expected to be included in income tax returns to be filed for periods through the date of our consolidated financial statements for income tax positions for which it is not more likely than not to be sustained upon examination by the respective tax authority.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The reconciliation of beginning to ending gross unrecognized tax benefits is as follows:

	Year Ended December 31,
	2025	2024	2023
Unrecognized tax benefits at beginning of the year	$50.3	$37.0	$0.7
Change in beginning of year balance due to foreign exchange fluctuations	2.7	—	—
Additions for tax positions acquired during the current period	—	—	34.4
(Reductions) additions for tax positions taken during the prior period	(3.0)	14.1	3.7
Additions (reductions) for tax positions taken during the current period	4.2	(0.1)	—
Reductions related to settlements with taxing authorities	(7.7)	(0.6)	(1.6)
Lapse of statutes of limitation	(0.1)	(0.1)	(0.2)

Unrecognized tax benefits at end of the year	$46.4	$50.3	$37.0

We are subject to income taxes in the U.S. federal jurisdiction and various state and foreign jurisdictions and file numerous group and separate returns in U.S. federal and state jurisdictions as well as international jurisdictions. We are routinely examined by tax authorities around the world, and tax examinations remain in process in multiple countries including, but not limited to, Denmark, Germany, and India. In the United States, the Company is currently under examination by tax authorities for the 2020 and 2023 tax years. With some exceptions, other major tax jurisdictions generally are not subject to examinations for years beginning before 2009.

Included in the balance of unrecognized tax benefits at December 31, 2025 and 2024 was $32.5 and $36.5, respectively of income tax expenses, which, if ultimately recognized, would impact our annual effective tax rate.

We recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. We accrued approximately $0.4 and $4.0 of interest and penalties at December 31, 2025 and 2024, respectively We recognized a liability related to interest and penalties on unrecognized tax benefits of $12.3 and $11.0 as of December 31, 2025 and 2024 respectively.

NOTE 15 - Employee Benefit Plans

Defined Benefit Plans

U.S. Plan termination. In May 2024, our Board of Directors approved a resolution to terminate the defined benefit pension plan that covered certain U.S. hourly and salary employees (the “U.S. Plan”) and notified plan participants of the termination and the distribution alternatives. During the fourth quarter of 2024, distributions were made to settle the obligation with plan participants electing a lump sum distribution option. During the third quarter of 2025, the plan was settled in full, which resulted in Chart no longer having any remaining funded pension plan obligations relative to the U.S. Plan. As a result of these settlements, we recognized losses of $2.3 and $1.1, which are classified as other expense, net in the consolidated statements of income for the years ended December 31, 2025 and 2024, respectively.

We have responsibility for ten defined benefit plans outside of the United States, which are predominantly in Germany (the “International Plans”).

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The components of net periodic pension cost are as follows:

	U.S. Plan			International Plans
	Year Ended December 31,			Year Ended December 31,
	2025	2024	2023	2025	2024	2023
Interest cost	$1.2	$2.2	$2.4	$1.4	$1.3	$1.2
Service cost	—	—	—	1.0	0.9	0.7
Expected return on plan assets	(1.4)	(3.0)	(3.3)	(1.9)	(1.8)	(1.3)
Amortization of net loss	0.1	—	0.9	—	—	—
Net settlement loss	2.3	1.1	—	—	—	—

Total net periodic pension cost	$2.2	$0.3	$—	$0.5	$0.4	$0.6

The other changes in plan assets and projected benefit obligations recognized in other comprehensive (loss) income, on a pre-tax basis, are as follows:

	U.S. Plan			International Plans
	Year Ended December 31,			Year Ended December 31,
	2025	2024	2023	2025	2024	2023
Net actuarial (gain) loss	$(3.2)	$3.1	$(5.9)	$(4.8)	$(2.4)	$0.1
Prior service cost	—	—	—	0.4	—	$—
Net amortization	(0.1)	—	(0.9)	—	—	$—
Net settlement loss	(2.3)	(1.1)	—	—	—	4.7
Effect of foreign exchange rates and other	0.4	—	—	(1.0)	—	—

Total recognized in other comprehensive (loss) income	$(5.2)	$2.0	$(6.8)	$(5.4)	$(2.4)	$4.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The changes in the projected benefit obligation and plan assets, the funded status of the plans and the amounts recognized in the consolidated balance sheets are as follows:

	U.S. Plan		International Plans
	December 31,		December 31,
	2025	2024	2025	2024
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$39.5	$48.1	$39.2	$43.0
Interest cost	1.2	2.2	1.4	1.3
Service cost	—	—	1.0	0.9
Benefits paid	(0.5)	(3.5)	(2.4)	(2.1)
Actuarial (gains) losses	(3.7)	0.4	(4.4)	(1.2)
Settlements	(36.5)	(7.7)	—	(0.2)
Amendments	—	—	0.4	—
Foreign exchange rate impact	—	—	4.7	(2.5)

Projected benefit obligation at year end	—	39.5	39.9	39.2

Accumulated benefit obligation at year end	—	39.5	38.6	37.5

Change in plan assets:
Fair value of plan assets at beginning of year	43.1	54.0	42.4	41.8
Actual return	1.5	1.0	2.3	3.3
Employer contributions	—	—	2.4	2.2
Benefits paid	(0.5)	(3.5)	(2.4)	(2.1)
Expenses paid	(0.5)	(0.7)	—	—
Settlements	(36.5)	(7.7)	—	(0.2)
Transfer to defined contribution plan	(7.1)	—	—	—
Foreign exchange rate impact	—	—	5.6	(2.6)

Fair value of plan assets at year end	—	43.1	50.3	42.4

Funded status (accrued pension asset)	$—	$3.6	$10.4	$3.2

Amounts recognized on the consolidated balance sheet at December 31:
Non-current assets	$—	$3.7	$17.9	$10.2
Current liabilities	—	—	(0.7)	(0.4)
Non-current liabilities	—	—	(6.8)	(6.6)

Recognized accrued pension asset (liability)	$—	$3.7	$10.4	$3.2

Unrecognized actuarial loss (gain) recognized in accumulated other comprehensive loss	$—	$5.6	$(7.7)	$(2.3)

Non-current assets related to defined benefit plans are classified within other assets in our consolidated balance sheets. Current liabilities and non-current liabilities related to defined benefit plans are classified within other current liabilities and other long-term liabilities, respectively, in our consolidated balance sheets.

The estimated net periodic pension income for the International Plans that will be amortized from accumulated other comprehensive loss over the next fiscal year is not material.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

International Plans with accumulated benefit obligations in excess of plan assets consist of the following:

	International Plans
	December 31,
	2025	2024
Projected benefit obligation	$7.8	$6.7
Accumulated benefit obligation	6.8	5.7
Fair value of plan assets	0.7	0.3

International Plans with projected benefit obligations in excess of plan assets consist of the following:

	International Plans
	December 31,
	2025	2024
Projected benefit obligation	$11.2	$10.2
Accumulated benefit obligation	9.8	8.5
Fair value of plan assets	3.7	3.2

The actuarial assumptions used in determining pension plan information are as follows:

	U.S. Plan		International Plans
	Year Ended December 31,		Year Ended December 31,
	2024	2023	2025	2024	2023
Assumptions used to determine the projected obligation at year end:
Discount rate (1)	5.5%	5.0%	4.1%	3.4%	3.4%
Rate of increase in compensation levels for active pension plans (1)	—%	—%	3.7%	3.9%	4.1%
Assumptions used to determine net periodic benefit cost:
Discount rate (1)	5.0%	4.9%	4.1%	3.4%	3.4%
Expected long-term weighted-average rate of return on plan assets (1)	6.0%	7.0%	4.8%	4.2%	4.5%
Rate of increase in compensation levels for active pension plans (1)	—%	—%	3.7%	3.9%	4.1%

(1)	Not applicable as of December 31, 2025 and for the year then ended since the U.S. Plan was settled as of December 31, 2025.

U.S. Plan

Prior to the settlement of the U.S. plan, the discount rate reflected the current rate at which the pension liabilities could be effectively settled at year end. In estimating this rate, we looked to rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized rating agency and the expected timing of benefit payments under the plan.

The expected return assumptions were developed using an averaging formula based upon the U.S. Plans’ investment guidelines, mix of asset classes, historical returns of equities and bonds, and expected future returns. We employed a total return investment approach whereby a mix of equities and fixed income investments were used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance was established through careful consideration of short and long-term plan liabilities, plan funded status and corporate financial condition. The investment portfolio contained a diversified blend of equity and fixed-income investments. Furthermore, equity investments were diversified across U.S. and non-U.S stocks, as well as growth, value, and small and large capitalizations. Investment risk was measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset/liability studies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

International Plans

In determining discount rates for the International Plans, we utilize the single discount rate equivalent to discounting the expected future cash flows from each plan using the yields at each duration from a published yield curve as of the measurement date. The expected long-term rate of return on plan assets was based on our investment policy target allocation of the asset portfolio between various asset classes and the expected real returns of each asset class over various periods of time that are consistent with the long-term nature of the underlying obligations of these plans.

Our primary investment objective for the defined benefit pension plan assets is to provide a source of retirement income for the plans’ participants and beneficiaries.

The U.S. Plan’s target and actual allocations by asset category prior to the 2025 settlement was 100% cash and cash equivalents (categorized as Level 1 of the fair value hierarchy). The U.S. Plan’s target allocations by asset category as of December 31, 2024 was 71% fixed income funds and 29% other investments. The fair values of fixed income securities held in pooled separate funds were based on net asset value of the units of the funds as determined by the fund manager. These funds were similar in nature to retail mutual funds, but were typically more efficient for institutional investors. The fair value of pooled funds was determined by the value of the underlying assets held by the fund and the units outstanding. The fair value of the pooled funds was not directly observable, but was based on observable inputs. As such, these plan assets were valued using Level 2 inputs. Certain plan assets in the other investments asset category were invested in a general investment account where the fair value was derived from the liquidation value based on an actuarial formula as defined under terms of the investment contract. These plan assets were valued using unobservable inputs and, accordingly, the valuation was performed using Level 3 inputs.

The International Plans’ target allocations by asset category and fair values of the plan assets by asset class at December 31 are as follows:

		International Plans
	Target Allocations by Asset Category	Fair Value
		Total		Level 1		Level 2
Plan Assets:		2025	2024	2025	2024	2025	2024
Insurance contracts	7%	3.3	2.9	—	—	3.3	2.9
Investments funds	93%	47.0	39.5	—	—	47.0	39.5

Total		$50.3	$42.4	$—	$—	$50.3	$42.4

The assets are invested with the goal of preserving principal while providing a reasonable real rate of return over the long term. Diversification of assets is achieved through strategic allocations to various asset classes in line with the investment guidelines of the plans. Actual allocations to each asset class vary due to periodic investment strategy changes, market value fluctuations, the length of time it takes to fully implement investment allocation positions, and the timing of benefit payments and contributions. The asset allocation is monitored and rebalanced as required, as frequently as on a quarterly basis in some instances. The plan assets are primarily invested in pooled separate funds. The fair values of equity securities and fixed income securities held in pooled separate funds are based on net asset value of the units of the funds as determined by the fund manager. These funds are similar in nature to retail mutual funds, but are typically more efficient for institutional investors. The fair value of pooled funds is determined by the value of the underlying assets held by the fund and the units outstanding. The value of the pooled funds is not directly observable, but is based on observable inputs. As such, these plan assets are valued using Level 2 inputs.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Our funding policy is to contribute at least the minimum funding amounts required by law. Expected contributions to our International Plans for the year ended December 31, 2025, related to plans as of December 31, 2024, are $2.9. The following benefit payments are expected to be paid by the plan in each of the next five years and in the aggregate for the subsequent five years:

International Plans
2026	$3.0
2027	2.2
2028	2.6
2029	2.6
2030	2.2
In aggregate during five years thereafter	12.4

Defined Contribution Plans

The Company also sponsors defined contribution plans at various locations globally. Company contributions to the plans are based on employee contributions and include a Company match and discretionary contributions. Expenses under the plan totaled $23.3, $22.1, and $18.2 for the years ended December 31, 2025, 2024, and 2023, respectively.

NOTE 16 - Share-based Compensation

Under the 2024 Omnibus Equity Plan (the “2024 Omnibus Equity Plan”) officers and employees (including our principal executive officer, principal financial officer and other “named executive officers”) are eligible to be granted stock options, stock appreciation rights (“SARs”), restricted stock, restricted share units (“RSUs”), performance shares and common shares. The maximum number of shares available for issuance is 1.60, which could be treasury shares or unissued shares, with a limit of 0.20 shares available for incentive stock option grants. As of December 31, 2025, 0.04 stock options, 0.04 shares of restricted stock and RSUs, and 0.02 performance units were outstanding under the 2024 Omnibus Equity Plan.

Under the 2017 Omnibus Equity Plan (the “2017 Omnibus Equity Plan”) officers and employees (including our principal executive officer, principal financial officer and other “named executive officers”) are eligible to be granted stock options, SARs, restricted stock, RSUs, performance shares and common shares. The maximum number of shares available for issuance is 1.70, which may be treasury shares or unissued shares. As of December 31, 2025, 0.30 stock options, 0.05 shares of restricted stock and RSUs, and 0.06 performance units were outstanding under the 2017 Omnibus Equity Plan.

Under the Amended and Restated 2009 Omnibus Equity Plan (“2009 Omnibus Equity Plan”) which was originally approved by our shareholders in May 2009 and re-approved by shareholders in May 2012 as amended and restated, we could grant stock options, SARs, RSUs, restricted stock, performance shares, leveraged restricted shares, and common shares to employees and directors. The maximum number of shares available for issuance is 3.35, which could be treasury shares or unissued shares. As of December 31, 2025, 0.02 stock options were outstanding under the 2009 Omnibus Equity Plan.

Regarding the treatment of equity awards pursuant to the Merger Agreement, refer to Note 1, “Nature of Operations and Principles of Consolidation” for discussion.

We recognized share-based compensation expense of $17.2, $18.9, and $12.6 for the years ended December 31, 2025, 2024, and 2023, respectively. This expense is included in selling, general and administrative expenses in the consolidated statements of income. The tax benefit related to share-based compensation during the years ended December 31, 2025, 2024, and 2023 was $1.6, $1.7 and $1.7, respectively. As of December 31, 2025, there was $9.8 of total unrecognized compensation cost, which is expected to be recognized over the remaining weighted-average period of approximately 1.9 years.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Stock Options

We use a Black-Scholes option pricing model to estimate the fair value of stock options. The expected volatility is based on historical information. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant. Weighted-average grant-date fair values of stock options and the assumptions used in estimating the fair values are as follows:

	Year Ended December 31,
	2025	2024	2023
Weighted-average grant-date fair value per share	$99.18	$69.09	$57.15
Expected term (years)	4.8	4.7	4.7
Risk-free interest rate	4.37%	3.95%	3.98%
Expected volatility	57.25%	56.61%	54.66%

Stock options generally have a four-year graded vesting period, an exercise price equal to the fair market value of a share of common stock on the date of grant, and a contractual term of 10 years. The following table summarizes our stock option activity from continuing operations:

	December 31, 2025
	Number of Shares	Weighted- average Exercise Price	Aggregate Intrinsic Value	Weighted-average Remaining Contractual Term
Outstanding at beginning of year	0.33	$97.00
Granted	0.05	189.88
Exercised	(0.01)	112.47
Forfeited / Cancelled	(0.01)	156.52

Outstanding at end of year	0.36	$107.76	$35.2	5.32 years

Vested and expected to vest at end of year	0.35	$106.58	$34.9	5.25 years

Exercisable at end of year	0.24	$85.80	$29.2	4.00 years

As of December 31, 2025, total unrecognized compensation cost related to stock options expected to be recognized over the weighted-average period of approximately 2.5 years is $2.4.

The total intrinsic value of options exercised during the years ended December 31, 2025, 2024, and 2023 was $0.7, $1.7, and $2.3, respectively. The total fair value of stock options vested during the years ended December 31, 2025, 2024, and 2023 was $2.8, $2.3, and $2.1, respectively.

Restricted Stock and RSUs

Restricted stock and RSUs generally vest ratably over a three-year period and are valued based on our market price on the date of grant. The following table summarizes our unvested restricted stock and RSUs activity from continuing operations:

	December 31, 2025
	Number of Shares	Weighted-Average Grant-Date Fair Value
Unvested at beginning of year	0.13	$139.41
Granted	0.04	186.16
Forfeited	(0.01)	164.83
Vested	(0.07)	140.31

Unvested at end of year	0.09	$155.70

As of December 31, 2025, total unrecognized compensation cost related to unvested restricted stock and RSUs expected to be recognized over the weighted-average period of approximately 1.6 years is $4.6.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The weighted-average grant-date fair value of restricted stock and RSUs granted during the years ended December 31, 2025, 2024, and 2023 was $186.16, $138.29, and $132.28, respectively. The total fair value of restricted stock and RSUs that vested during the years ended December 31, 2025, 2024, and 2023 was $10.7, $8.2, and $7.7, respectively.

Performance Units

Performance units are earned over a three-year period. Based on the attainment of pre-determined performance and market condition targets as determined by the Compensation Committee of the Board of Directors, performance units earned may be in the range of between 0% and 200%. The following table, which is stated at a 100% earned percentage, summarizes our performance units activity from continuing operations:

	December 31, 2025
	Number of Shares	Weighted-Average Grant-Date Fair Value
Unvested at beginning of year	0.09	$140.51
Granted	0.02	205.89
Vested	(0.02)	165.32
Forfeited	(0.01)	169.08

Unvested at end of year	0.08	$157.22

As of December 31, 2025, total unrecognized compensation cost related to performance units expected to be recognized over a weighted-average period of approximately 1.7 years is $2.8.

The weighted-average grant-date fair value of performance units granted during the years ended December 31, 2025, 2024, and 2023 was $205.89, $146.77, and $126.86, respectively. The total fair value of performance units that vested during the years ended December 31, 2025, 2024, and 2023 was $2.4, $3.0, and $3.4, respectively.

NOTE 17 - Leases

Lessee Accounting

We lease certain office spaces, warehouses, facilities, vehicles and equipment. Our leases have maturity dates ranging from January 2026 to September 2042.

We incurred $28.6, $26.2 and $21.1 of rental expense under operating leases for the years ended December 31, 2025, 2024 and 2023, respectively, and are included within selling, general and administrative expenses within our consolidated statements of income. Payments related to short-term lease costs and taxes and variable service charges on leased properties were immaterial.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

The following table presents the lease balances within our consolidated balance sheets, weighted average remaining lease term and weighted average discount rates related to our leases:

		December 31,
		2025	2024
Lease Assets and Liabilities
Assets
Operating lease, net	Property, plant and equipment, net	$81.7	$78.6
Finance lease, net	Other assets	30.1	14.7

Total lease assets		$111.8	$93.3

Liabilities
Current:
Operating lease liabilities	Other current liabilities	$20.7	$19.6
Finance lease liabilities	Other current liabilities	7.5	2.5
Non-current:
Operating lease liabilities	Other long-term liabilities	62.6	60.5
Finance lease liabilities	Other long-term liabilities	23.5	12.9

Total lease liabilities		$114.3	$95.5

Weighted-average remaining lease terms
Operating leases		5.9 years	6.4 years
Finance leases		5.0 years	7.2 years
Weighted-average discount rate
Operating leases		6.9%	7.0%
Finance leases		6.1%	6.8%

We recorded net non-cash right-of-use assets in exchange for finance and operating lease liabilities of $19.7 and $17.0 for the year ended December 31, 2025, respectively. We recorded net non-cash right-of-use assets in exchange for finance and operating lease liabilities of $0.0 and $25.4 for the year ended December 31, 2024, respectively.

The following table summarizes future minimum lease payments for non-cancelable operating leases and for finance leases as of December 31, 2025:

	Finance	Operating
2026	$9.6	$25.4
2027	9.4	20.1
2028	5.2	16.5
2029	3.2	11.6
2030	2.7	7.9
Thereafter	6.6	20.9

Total future minimum lease payments	$36.7	$102.4
Less: Present value discount	5.7	19.1

Lease liability	$31.0	$83.3

Lessor Accounting

We lease equipment manufactured by Chart as sales-type and operating leases. As of December 31, 2025 and 2024, our short-term net investment in sales-type leases was $0.8 and $8.1, respectively and is included in other current assets in our consolidated balance sheets. Our long-term net investment in sales-type leases was $1.9 and $31.7 as of December 31, 2025 and 2024, respectively, and is included in other assets in our consolidated balance sheets.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Operating leases offered by Chart may include early termination options. At the end of a lease, a lessee generally has the option to either extend the lease, purchase the underlying equipment for a fixed price or return it to Chart. The lease agreements clearly define applicable return conditions and remedies for non-compliance to ensure that leased equipment will be in good operating condition upon return.

The following table represents sales from sales-type and operating leases:

	December 31,
	2025	2024	2023
Sales-type leases	$42.7	$59.1	$39.3
Operating leases	0.3	4.8	5.2

Total sales from leases	$43.0	$63.9	$44.5

The following table represents scheduled payments for sales-type leases:

December 31, 2025
2026	$0.6
2027	0.6
2028	0.6
2029	0.6
2030	1.0
Thereafter	0.3

Total	3.7
Less: Unearned income	1.0

Total	$2.7

The cost of equipment leased to others at December 31, 2025 and 2024, was not material.

NOTE 18 - Commitments and Contingencies

Environmental

We are subject to federal, state, local, and foreign environmental laws and regulations concerning, among other matters, waste water effluents, air emissions, and handling and disposal of hazardous materials, such as cleaning fluids. We are involved with environmental compliance, investigation, monitoring, and remediation activities at certain of our owned and formerly owned manufacturing facilities, and, except for these continuing remediation efforts, believe we are currently in substantial compliance with all known environmental regulations. Undiscounted accrued reserves at December 31, 2025 and 2024 were not material.

Legal Proceedings

Ordinary Course Litigation: We are occasionally subject to various legal claims related to performance under contracts, product liability, taxes, employment matters, environmental matters, intellectual property, and other matters incidental to the normal course of our business. Based on our historical experience in litigating these claims, as well as our current assessment of the underlying merits of the claims and applicable insurance, if any, management believes that the final resolution of these matters will not have a material adverse effect on our financial position, liquidity, cash flows, or results of operations. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Supplemental Disclosure: Following the announcement of the Merger Agreement, two lawsuits—captioned McDaniels v. Chart Industries, Inc. et al., 655434/2025 and Johnson v. Chart Industries, Inc. et al., 655438/2025—were filed on September 11, 2025 in the Supreme Court of the State of New York by purported Chart stockholders, each naming Chart and the members of its board of directors as defendants (the “Complaints”). The Complaints claim that the Definitive Proxy Statement is materially incomplete and misleading under New York law, and seek injunctive relief, damages and costs, among other remedies. Chart has also received demand letters from multiple stockholders threatening litigation and/or making other demands relating to the Merger, including demands for additional disclosures. Although Chart cannot predict the outcome or estimate the possible loss or range of loss from these matters, Chart and its directors believe that the allegations contained in the Complaints and demand letters are without merit, that no supplemental disclosures are required or necessary under applicable law, and that the requested disclosures are immaterial.

However, in order to reduce the risk of the demand letters or Complaints delaying the Special Meeting or the closing of the Merger, and to minimize the nuisance and expense of defending against any litigation, and without admitting any liability or wrongdoing, on September 25, 2025, Chart filed a Form 8-K to update and supplement the Definitive Proxy Statement with additional disclosures relating the Merger (the “Supplemental Disclosures”). Thereafter, the attorney representing the stockholders who filed the Complaints acknowledged that the Supplemental Disclosures mooted the claims raised in the Complaints in their entirety and confirmed that they will seek a mootness fee in connection with the Supplemental Disclosures. The Complaints will remain pending while the forthcoming mootness fee demand is resolved. Chart maintains that none of the Supplemental Disclosures are material. Nevertheless, resolution of these matters may involve payments by Chart to the stockholders’ attorneys that filed the Complaints and/or submitted the demand letters.

NOTE 19 - Accounts Receivable Factoring

On June 27, 2025 we entered into an agreement to sell certain of our trade accounts receivable, with limited recourse, to a third-party financial institution pursuant to factoring arrangements. We account for these transactions as sales of receivables and present cash proceeds as cash provided by operating activities in the consolidated statements of cash flows. During the year ended December 31, 2025, total trade accounts receivable sold under the factoring arrangements were $152.9. Factoring fees for the sales of receivables were recorded in selling, general and administrative expenses in our consolidated statement of income for the year ended December 31, 2025, which were not material. We continue to service the transferred receivables after factoring has occurred, however this servicing does not constitute a significant continuing involvement.

NOTE 20 - Discontinued Operations

Roots™ Divestiture

On June 11, 2023, we signed a definitive agreement to divest our Roots business, which we acquired as part of the Howden Acquisition, to Ingersoll Rand Inc. (New York Stock Exchange: IR) (“buyer”) for a base purchase price of $300.0, subject to customary adjustments. The sale was completed on August 18, 2023 with proceeds totaling $291.9 before customary estimated closing working capital adjustments, which are complete. The purchase price was subject to a final net working capital adjustment of $2.5, settled in the first quarter of 2024.

We previously determined that our Roots business qualified for discontinued operations and as such, the financial results of the Roots business are reflected in our consolidated statements of income as discontinued operations for our entire ownership period of March 17, 2023 through August 18, 2023.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

Summarized Financial Information of Discontinued Operations

The following table represents income from discontinued operations, net of tax:

	Year Ended December 31,
	2025	2024	2023 (1)
Sales	$—	$—	$58.8
Cost of sales	—	—	41.4

Gross profit	—	—	17.4
Selling, general, and administrative expenses	2.1	1.3	7.4
Operating (loss) income	(2.1)	(1.3)	10.0

Other expenses:
Interest expense, net	—	—	8.9
Foreign currency loss	—	—	0.1

Other expense, net	—	—	9.0

(Loss) income before income taxes	(2.1)	(1.3)	1.0
Income tax (benefit) expense	(0.5)	0.2	1.2

Loss from discontinued operations before gain on sale of business	(1.6)	(1.5)	(0.2)
Loss on sale of business, net of $0.0, $0.5 and $5.4 taxes (2)	—	2.0	0.4

Total loss from discontinued operations, net of tax	$(1.6)	$(3.5)	$(0.6)

(1)	The Roots business was acquired on March 17, 2023 and held for sale until the sale was completed on August 18, 2023.
(2)	The loss (gain) on sale of the Roots business was $0.0, $2.5 and $(5.0) before taxes for the years ended December 31, 2025, 2024, 2023, respectively.

NOTE 21 - Business Combinations

Unaudited Supplemental Pro Forma Information

The following unaudited pro forma combined financial information for the year ended December 31, 2023 gives effect to the Howden Acquisition and the divestitures of Roots and our American Fan business, as if both occurred on January 1, 2022. The unaudited pro forma information is not necessarily indicative of the results of operations that actually would have occurred under the ownership and management of the Company. In addition, the unaudited pro forma information is not intended to be a projection of future results and does not reflect any operating efficiencies or cost savings that might be achievable.

The following adjustments are reflected in the unaudited pro forma financial table below:

•

the effect of increased interest expense related to the repayment of the Howden term loans, senior notes and revolving credit facility net of the additional borrowing on the Chart senior secured revolving credit facility and senior secured and unsecured notes,

•	amortization of acquired intangible assets,

•	an adjustment to reflect the change in the estimated income tax rate for federal and state purposes,

•

nonrecurring acquisition-related expenses incurred by Howden prior to the close of and directly attributable to the Howden Acquisition were adjusted out of the pro forma net loss attributable to Chart Industries, Inc. from continuing operations for the periods presented, and

CHART INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in millions, except per share amounts)

•

nonrecurring acquisition-related expenses incurred by Chart and directly related to the Howden Acquisition were adjusted out of the pro forma net loss attributable to Chart Industries, Inc. from continuing operations for the periods presented.

Year Ended December 31, 2023
Pro forma sales from continuing operations	$3,657.7
Pro forma net loss attributable to Chart Industries, Inc. from continuing operations	6.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(Dollars in millions)

		Additions
	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions		Translations	Balance at end of period
Year Ended December 31, 2025
Allowance for credit losses	$4.5	$24.8	$—	$(6.3	)(1)	$0.2	$23.2
Deferred tax assets valuation allowance	98.6	5.4	—	(3.1)		—	100.9
Year Ended December 31, 2024
Allowance for credit losses	$5.9	$0.6	$—	$(1.8	)(1)	$(0.2)	$4.5
Deferred tax assets valuation allowance	90.3	8.3	—	—		—	98.6
Year Ended December 31, 2023
Allowance for credit losses	$4.5	$2.2	$—	$(0.6	)(1)	$(0.2)	$5.9
Deferred tax assets valuation allowance	5.4	—	86.9	(2.0	)(2)	—	90.3

(1)	Reversal of amounts previously recorded as allowance for credit losses and uncollectible accounts written off.
(2)	Deductions to the deferred tax assets valuation allowance relate to decreased deferred tax assets and the release of the valuation allowance.